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As filed with the Securities and Exchange Commission on March 2, 2017

Registration No. 333-216168

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO THE

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Form F-10

NEW GOLD INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (Province or Other Jurisdiction of Incorporation or Organization)	1000 (Primary Standard Industrial Classification Code Number, if applicable)	Not Applicable (I.R.S. Employer Identification No., if applicable)

181 Bay Street, Suite 3510
Toronto, Ontario
M5J 2T3
Telephone: (416) 324-6000
(Address and telephone number of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, New York, NY 10011
Tel: (212) 894-8940
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Lisa Damiani New Gold Inc. Brookfield Place 181 Bay Street, Suite 3510 Toronto, ON, CA Tel: 416-324-6000 Fax: 416-324-9494	Christopher J. Cummings, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West Suite 3100 Toronto, ON, Canada M5K 1J3 Tel: 416-504-0522 Fax: 416-504-0530	André Boivin Cassels Brock & Blackwell LLP Suite 2100 Scotia Plaza, 40 King Street West Toronto, ON, Canada M5H 3C2 Tel: 416-860-6580 Fax: 416-640-3157

Riccardo A. Leofanti Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street Suite 1750, P.O. Box 258 Toronto, ON, Canada M5K 1J5 Tel: 416-777-4703 Fax: 416-777-4747	Mindy Gilbert Davies Ward Phillips & Vineberg LLP 155 Wellington Street W, 40th Floor Toronto, ON, Canada M5V 3J7 Tel: 416-863-0900 Fax: 416-863-0871

Approximate date of commencement of proposed sale to the public:.
As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

           It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check the appropriate box below):
		1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
		2.	☐

pursuant to Rule 467(b) on (            ) at (            ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (            ).

		3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

		4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See "Plan of Distribution".

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, General Counsel and Corporate Secretary of New Gold Inc. at 181 Bay Street, Suite 3510, Toronto, Ontario, M5J 2T3, telephone (416) 324-6000, and are also available electronically at www.sedar.com.

SHORT FORM PROSPECTUS

New Issue	March 2, 2017

NEW GOLD INC.

US$150,080,000

53,600,000 Common Shares

This prospectus is being filed by New Gold Inc. ("New Gold" or the "Corporation") to qualify the distribution (the "Offering") of 53,600,000 common shares (the "Offered Shares") of the Corporation at a price of US$2.80 per Offered Share (the "Offering Price"), for aggregate gross proceeds of US$150,080,000. See "Description of Common Shares". The Offering is being made pursuant to an underwriting agreement (the "Underwriting Agreement") dated as of February 23, 2017 between the Corporation and RBC Dominion Securities Inc. and Scotia Capital Inc. (collectively, the "Lead Underwriters"), and CIBC World Markets Inc., J.P. Morgan Securities Canada Inc., TD Securities Inc., BMO Nesbitt Burns Inc., Merrill Lynch Canada Inc., Desjardins Securities Inc., National Bank Financial Inc., Paradigm Capital Inc., Credit Suisse Securities (Canada) Inc., Eight Capital and GMP Securities L.P. (collectively, the "Underwriters"). The Offering Price was determined based on negotiations between the Corporation and the Underwriters. See "Plan of Distribution".

The Offering is being made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"), and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada, including the Canadian federal income tax consequences applicable to a foreign controlled Canadian corporation that acquires Offered Shares. Such consequences for investors who are residents in, or citizens of, the United States or Canada may not be fully described herein. Investors should read the tax discussion in this prospectus and consult their own tax advisors with respect to their particular circumstances. See "Certain Canadian Federal Income Tax Considerations" and "Certain United States Federal Income Tax Considerations".

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Corporation is organized under the laws of British Columbia, Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in this prospectus may be residents of a foreign country, and that a substantial portion of the assets of the Corporation and said persons may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

An investment in the Offered Shares is highly speculative and involves significant risks that should be carefully considered by prospective investors before purchasing such securities. The risks outlined in this prospectus and in the documents incorporated by reference herein should be carefully reviewed and considered by prospective investors in connection with an investment in the Offered Shares. See "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors".

All dollar amounts in this prospectus are in United States dollars, unless otherwise indicated. See "Currency Presentation and Exchange Rate Information".

The outstanding common shares (the "Common Shares") of the Corporation are listed and posted for trading on the Toronto Stock Exchange (the "TSX") and the NYSE MKT LLC (the "NYSE MKT") under the symbol "NGD". On March 1, 2017, the last trading day prior to the date of this prospectus, the closing price of the Common Shares on the TSX was C$3.83 and on the NYSE MKT was US$2.88. The Corporation has received conditional approval to list the Offered Shares and the Additional Shares (as defined below) on the TSX. The NYSE MKT has also approved the listing of the Offered Shares and the Additional Shares on the NYSE MKT. Listing will be subject to the Corporation fulfilling all of the listing requirements of the TSX on or before May 24, 2017 and all of the listing requirements of the NYSE MKT.

Price: US$2.80 per Common Share

	Price to the Public		Underwriters' Fee(1)(2)		Net Proceeds to the Corporation(2)(3)
Per Offered Share	US$	2.80	US$	0.112	US$	2.688
Total Offering	US$	150,080,000	US$	6,003,200	US$	144,076,800

Notes:

(1)
In consideration for the services rendered by the Underwriters in connection with the Offering, the Corporation has agreed to pay the Underwriters a cash fee of 4.0% of the gross proceeds of the Offering (the "Underwriters' Fee"), including the Additional Shares sold pursuant to the exercise of the Over-Allotment Option (as defined herein). See "Plan of Distribution" for a description of the compensation payable to the Underwriters.

(2)
The Corporation previously granted to the Underwriters an over-allotment option (the "Over-Allotment Option"), exercisable in whole or in part, in the sole discretion of the Underwriters, for a period of up to 30 days after the closing of the Offering, to purchase up to an additional 15% of the Offered Shares sold pursuant to the Offering, being 8,040,000 Common Shares (the "Additional Shares"), at the Offering Price, to cover over-allotments, if any. The Underwriters have notified the Corporation of the exercise by the Underwriters of the Over-Allotment Option in full and, as a result of such exercise, the total Price to the Public, Underwriters' Fee and Net Proceeds to the Corporation (before payment of the expenses of the Offering) will be US$172,592,000, US$6,903,680 and US$165,688,320 respectively. See "Plan of Distribution" and the table below. The grant of the Over-Allotment Option and the issuance of the Additional Shares issuable upon exercise of the Over-Allotment Option are hereby qualified for distribution under this prospectus. A purchaser who acquires Common Shares forming part of the Underwriters' over-allocation position acquires such securities under this prospectus regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

(3)
After deducting the Underwriters' Fee, but before deducting expenses of the Offering, including in connection with the preparation and filing of this prospectus, which are estimated to be US$1,200,000 and which will be paid by the Corporation from the proceeds of the Offering.

The following table sets out the aggregate Additional Shares that will be sold by the Corporation to the Underwriters as a result of the exercise of the Over-Allotment Option.

Underwriters' Position	Number of Common Shares Available	Exercise Period	Exercise Price
Over-Allotment Option	8,040,000 Common Shares	Up to 30 days after the closing of the Offering	US$2.80 per Additional Share

Unless the context otherwise requires, all references to the "Offering" and/or the "Offered Shares" in this prospectus shall include the Additional Shares to be issued pursuant to the exercise of the Over-Allotment Option.

Subject to applicable laws, the Underwriters may, in connection with the Offering, effect transactions intended to stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made reasonable efforts to sell all of the Offered Shares offered by this prospectus at such price, the Offering Price may be decreased, and further changed from time to time, to an amount not greater than the Offering Price. However, in no event will the Corporation receive less than the net proceeds of $2.688 per Offered Share. See "Plan of Distribution".

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Corporation and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution", subject to the approval of certain legal matters on behalf of the Corporation by Cassels Brock & Blackwell LLP, with respect to Canadian legal matters, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, with respect to United States legal matters, and on behalf of the Underwriters by Davies Ward Phillips & Vineberg LLP, with respect to Canadian legal matters, and Skadden, Arps, Slate, Meagher & Flom LLP, with respect to United States legal matters. The closing of the Offering is expected to take place on or about March 10, 2017 or on such other date as may be agreed upon by the Corporation and the Underwriters (the "Closing Date"). In any event, the Offered Shares are to be taken up by the Underwriters, if at all, on or before a date not later than 42 days after the date of a final receipt for this prospectus. See "Plan of Distribution".

The Offered Shares are being offered for sale in all the provinces and territories of Canada and in the United States through the Underwriters or through their United States broker-dealer affiliates registered in each jurisdiction, as applicable.

The Offered Shares will be issued in registered or electronic form to CDS Clearing and Depository Services Inc. ("CDS") or its nominee and will be deposited with CDS against payment of the aggregate purchase price for the Offered Shares. No certificates evidencing the Offered Shares will be issued to purchasers of the Offered Shares. Purchasers of Offered Shares will receive only a customer confirmation from the registered dealer through which the Offered Shares are purchased. See "Plan of Distribution".

In connection with the Offering, the Corporation may be considered to be a "connected issuer" within the meaning of National Instrument 33-105 — Underwriting Conflicts ("NI 33-105") to each of the Lead Underwriters, CIBC World Markets Inc., J.P. Morgan Securities Canada Inc., TD Securities Inc., BMO Nesbitt Burns Inc. and Merrill Lynch Canada Inc. (collectively, the "Connected Underwriters"). Affiliates of each of the Connected Underwriters are lenders to the Corporation pursuant to the Credit Facility (as defined herein). In addition, affiliates of: (i) each of the Lead Underwriters and TD Securities Inc. are party to certain gold sales agreements with the Corporation; (ii) each of the Connected Underwriters are party to certain gold, copper and fuel hedging agreements with the Corporation; and (iii) each of the Lead Underwriters, J.P. Morgan Securities Canada Inc. and Merrill Lynch Canada Inc. are party to ISDA master agreements with the Corporation. An affiliate of BMO Nesbitt Burns Inc. is also party to an advisory arrangement with the Corporation. See "Plan of Distribution and "Relationship Between the Corporation and Certain Underwriters".

Martyn Konig, Kay Priestly and Raymond Threlkeld, each of whom is a director of the Corporation that is not resident in Canada, have appointed the Corporation, 181 Bay Street, Suite 3510, Toronto, Ontario, M5J 2T3, as their agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against these directors, even though they have appointed an agent for service of process.

The Corporation's head office is located at 181 Bay Street, Suite 3510, Toronto, Ontario, M5J 2T3 and its registered office is located at Suite 1800, Two Bentall Centre, 555 Burrard Street, Vancouver, British Columbia, V7X 1M9.

        Readers should rely only on information contained or incorporated by reference in this prospectus. The Corporation has not authorized anyone to provide the reader with different information. Neither the Corporation nor the Underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. Readers should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front page of this prospectus. The Corporation's business, financial condition, results of operations and prospects may have changed since that date. Information contained on the Corporation's website should not be deemed to be a part of this prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Offered Shares.

        References to New Gold or the Corporation include direct and indirect subsidiaries of New Gold Inc. where applicable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference "forward-looking statements" and "forward-looking information" within the meaning of applicable Canadian securities legislation and within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the use of forward-looking terminology such as "plans", "expects", "is expected", "budget", "scheduled", "targeted", "estimates", "forecasts", "intends", "anticipates", "projects", "potential", "believes" or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "should", "might" or "will be taken", "occur" or "be achieved" or the negative connotation of such terms. The forward-looking statements include statements with respect to: the Corporation's expectations in connection with the use of proceeds from the Offering; production and exploration; development and expansion plans at the Corporation's projects discussed herein being met; guidance for production; operating expenses, total cash costs and all-in sustaining costs, and the factors contributing to those expected results, as well as expected capital expenditures; expected reductions in the carrying value of New Gold's assets; mine life; mineral reserve and mineral resource estimates; grades expected to be mined at the Corporation's operations; expected generation of positive cash flows from the Corporation's operations described herein; potential draw downs by the Corporation under the Credit Facility (as defined herein); the expected development plans, production, remaining capital costs, the timing of such plans, production and capital costs, project economics, operating parameters, timing of completion, commissioning and full production (and other activities), and mine life of Rainy River (as defined herein), including timing expectations regarding the receipt of an amendment to Schedule 2 of the Metal Mining Effluent Regulations under the Fisheries Act (Canada) (the "Schedule 2 Amendment"), equipment purchases, the completion of construction targets, and the commencement of an underground mine and the associated costs benefits thereof; planned activities for 2017 and beyond at the Corporation's operations and projects, as well as planned exploration activities and expenses; the results of the New Afton C-zone feasibility study, including operating parameters and expected mine life, production, costs, and project economics; and plans to advance the C-zone project at the New Afton mine, including permitting capital expenditures; expected production for Blackwater (as defined herein).

        All forward-looking statements in this prospectus or in documents incorporated by reference herein are based on the opinions and estimates of management as of the date such statements are made and are subject to important risk factors and uncertainties, many of which are beyond New Gold's ability to control or predict. Certain material assumptions regarding such forward-looking statements are discussed in this prospectus, the Annual Information Form (as defined herein) and New Gold's annual and quarterly management's discussion and analysis and New Gold's Technical Reports filed at www.sedar.com and www.sec.gov. In addition to, and subject to, such assumptions discussed in more detail elsewhere, the forward-looking statements in this prospectus are subject to the following assumptions: (1) there being no significant disruptions affecting New Gold's operations; (2) political and legal developments in jurisdictions where New Gold operates, or may in the future operate, being consistent with New Gold's current expectations; (3) the accuracy of New Gold's current mineral reserve and mineral resource estimates; (4) the exchange rate between the Canadian dollar, Australian dollar, Mexican peso and United States dollar being approximately consistent with current levels; (5) prices for diesel, natural gas, fuel oil, electricity and other key supplies being approximately consistent with expectations; (6) equipment, labour and materials costs increasing on a basis consistent with New Gold's current expectations; (7) arrangements with First Nations and other indigenous groups in respect of the Rainy River and Blackwater projects being consistent with New Gold's current expectations; (8) all required permits, licenses and authorizations, including the Schedule 2 Amendment, being obtained from the relevant governments and other relevant stakeholders within the expected timelines; (9) the results of the feasibility studies for the Rainy River and Blackwater projects being realized; and (10) in the case of production, cost and expenditure outlooks at the Rainy River and Blackwater projects, commodity prices and exchange rates being consistent with those estimated for the purposes of guidance.

        Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such factors include, without limitation: significant capital requirements and the availability and management of capital resources; additional funding requirements; price volatility in the spot and forward markets for metals and other commodities; fluctuations in the international currency markets and in the rates of exchange of the currencies of Canada, the United States, Australia and Mexico; discrepancies between actual and estimated production, between actual and estimated mineral reserves and mineral resources and between actual and estimated metallurgical recoveries; changes in national and local government legislation in the countries in which New Gold does or may in the future carry on business; taxation; controls, regulations and political or economic developments in the countries in which New Gold does or may in the future carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining and maintaining the validity and enforceability of the necessary licenses and permits and complying with the permitting requirements of each jurisdiction in which New Gold operates, including, but not limited to: in Canada, obtaining the necessary permits for the Rainy River, Blackwater and New Afton C-zone projects; the uncertainties inherent to current and future legal challenges to which New Gold is or may become a party; diminishing quantities or grades of mineral reserves and mineral resources; competition; inherent uncertainties with cost estimates and estimated schedule for construction and commencement of production at the Rainy River project as contemplated; loss of key employees; rising costs of labour, supplies, fuel and equipment; actual results of current exploration or reclamation activities; uncertainties inherent to mining economic studies including the feasibility studies for the Rainy River and Blackwater projects and the C-zone at the New Afton mine; the uncertainty with respect to prevailing market conditions necessary for a positive development or construction decision at the Blackwater project; changes in project parameters as plans continue to be refined; accidents; labour disputes; defective title to mineral claims or property or contests over claims to mineral properties; unexpected delays and costs inherent to consulting and accommodating rights of First Nations and other indigenous groups; uncertainties and unanticipated delays associated with obtaining and maintaining necessary licenses, permits and authorizations, including the Schedule 2 Amendment, complying with permitting requirements, and receiving the environmental assessment approval for the Blackwater project. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental events and hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses, and risks associated with the start of production of a mine, such as Rainy River (and, in each case, the risk of inadequate insurance or inability to obtain insurance to cover these risks) as well as "Risk Factors" included in this prospectus and in New Gold's disclosure documents incorporated by reference herein. Forward-looking statements are not guarantees of future performance, and actual results and future events could materially differ from those anticipated in such statements. All of the forward-looking statements contained in this prospectus or in documents incorporated by reference herein are qualified by these cautionary statements. New Gold expressly disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise, except in accordance with applicable securities laws.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING REPRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

        This prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms "mineral reserve", "proven mineral reserve" and "probable mineral reserve" are Canadian mining terms defined in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in Industry Guide 7 ("SEC Industry Guide 7") under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"). Under SEC Industry Guide 7 standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Also, under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

        In addition, the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the United States Securities and Exchange Commission (the "SEC"). Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measures.

        Accordingly, information contained in this prospectus and the documents incorporated by reference herein that describes the Corporation's mineral deposits may not be comparable to similar information made public by United States companies subject to reporting and disclosure requirements under United States federal securities laws and the rules and regulations thereunder.

        See "Description of the Business — Technical Information" in the Annual Information Form, which is incorporated by reference herein, for a description of certain of the mining terms used in this prospectus and the documents incorporated by reference herein.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        The Corporation is a British Columbia corporation and its principal place of business is in Canada. The majority of the directors and officers of the Corporation are resident outside of the United States and a substantial portion of the Corporation's assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation or its directors or officers, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities or any such state securities or "blue sky" laws. The Corporation has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Corporation has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

        The Corporation filed with the SEC, concurrently with the Registration Statement (as defined herein) on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court, arising out of or related to or concerning the Offering under this prospectus.

FINANCIAL INFORMATION

        Unless otherwise indicated, financial information contained in this prospectus and financial statements and other documents incorporated by reference in this prospectus is determined using IFRS, which differ from United States generally accepted accounting principles.

 NON-GAAP FINANCIAL MEASURES

        In this prospectus, or the documents incorporated by reference herein, the Corporation uses terms such as "total cash costs per ounce of gold", "all-in sustaining costs per ounce of gold", "adjusted net earnings", "adjusted net earnings per share", "cash generated from operations, before changes in non-cash operating working capital", "average realized price" and "operating margin" which are considered "Non-GAAP financial measures" within the meaning of applicable Canadian and U.S. securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. See the section entitled "Non-GAAP Financial Performance Measures" of the MD&A (as defined herein) for a detailed explanation of Non-GAAP financial measures and applicable reconciliations to historical IFRS measures.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

        The financial statements of the Corporation incorporated by reference in this prospectus are reported in United States dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars and are referred to as "dollars", "United States dollars", "US$" or "$". Canadian dollars are referred to as "Canadian dollars" or "C$".

        The noon, high, low and closing spot rates for United States dollars in terms of the Canadian dollar on December 31, 2015 and December 30, 2016 as quoted by the Bank of Canada, were as follows:

	December 31, 2015	December 30, 2016
	(expressed in C$)
Noon	1.3840	1.3427
High	1.3903	1.3465
Low	1.3825	1.3401
Closing	1.3840	1.3427

        On March 1, 2017, the noon spot rate for United States dollars in terms of the Canadian dollar, as quoted by the Bank of Canada, was US$1.00 = C$1.3346.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in each of the provinces and territories of Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, General Counsel and Corporate Secretary of the Corporation at 181 Bay Street, Suite 3510, Toronto, Ontario, M5J 2T3, telephone (416) 324-6000, and are also available electronically at www.sedar.com or in the United States through EDGAR at the website of the SEC at www.sec.gov. The filings of the Corporation through the System for Electronic Document Analysis and Retrieval ("SEDAR") and the SEC's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") are not incorporated by reference in this prospectus except as specifically set out herein.

        The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this prospectus:

  (a)
  the annual information form of the Corporation dated March 29, 2016 for the year ended December 31, 2015 (the "Annual Information Form");

  (b)
  the audited consolidated financial statements of the Corporation as at and for the years ended December 31, 2016 and December 31, 2015, together with the report of the independent registered public accounting firm thereon and the notes thereto;

  (c)
  the management's discussion and analysis of results of operations and financial condition of the Corporation for the year ended December 31, 2016 (the "MD&A");

  (d)
  the management information circular of the Corporation dated March 4, 2016 prepared in connection with the annual general meeting of shareholders of the Corporation held on April 27, 2016;

  (e)
  the material change report of the Corporation dated September 15, 2016 relating to an update on development of Rainy River (the "September 2016 Material Change Report");

  (f)
  the material change report of the Corporation dated February 1, 2017 relating to 2016 fourth quarter and full-year operating results, an update on the Rainy River project, 2017 guidance and board and management changes (the "February 2017 Material Change Report");

  (g)
  the material change report of the Corporation dated March 2, 2017 relating to the announcement of the Offering; and

  (h)
  the term sheet dated February 22, 2017 relating to the Offering.

        Any document of the type referred to in section 11.1 of Form 44-101F1 Short Form Prospectus, if filed by the Corporation on SEDAR after the date of this prospectus and prior to the termination of this distribution, shall be deemed to be incorporated by reference in this prospectus. In addition, any document filed by the Corporation with, or furnished by the Corporation to, the SEC pursuant to the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this prospectus and prior to the termination of the distribution of the Offered Shares, shall be deemed to be incorporated by reference into the registration statement of which this prospectus forms a part (in the case of any report on Form 6-K, if and to the extent expressly provided in such report).

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

 MARKETING MATERIALS

        Any "template version" of any "marketing materials" (as such terms are defined under applicable Canadian securities laws) that is used by the Underwriters in connection with the Offering does not form a part of this prospectus to the extent that the contents of the template version of the marketing materials have been modified or superseded by a statement contained in the final short form prospectus. Any template version of any marketing materials that has been, or will be, filed under the Corporation's profile on SEDAR at www.sedar.com before the termination of the distribution under the Offering (including any amendments to, or an amended version of, any template version of any marketing materials) is deemed to be incorporated by reference into the final short form prospectus.

AVAILABLE INFORMATION

        The Corporation is subject to the informational requirements of the Exchange Act and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada. Under the multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Reports and other information filed by the Corporation with, or furnished to, the SEC may be inspected and copied at the public reference facilities maintained by the SEC in the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549 by paying a fee. Prospective investors may call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information regarding the public reference facilities. The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

        The Corporation has filed with the SEC a registration statement (the "Registration Statement") on Form F-10 under the U.S. Securities Act with respect to the Offering. This prospectus, including the documents incorporated by reference herein, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Corporation, the Offering and the Offered Shares, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this prospectus, including the documents incorporated by reference herein, as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement can be found on EDGAR at the SEC's website: www.sec.gov.

THE CORPORATION

        New Gold is an intermediate gold producer existing under the Business Corporations Act (British Columbia) with its Common Shares listed on the TSX and the NYSE MKT under the symbol "NGD". The Corporation's operating properties consist of the New Afton gold-copper mine in Canada ("New Afton"), the Mesquite gold mine in the United States ("Mesquite") and the Peak Mines gold-copper mine in Australia ("Peak Mines"). The Corporation's Cerro San Pedro mine in Mexico ("CSP") transitioned from active mining to residual leaching in 2016. New Gold's development projects are its 100%- owned Rainy River ("Rainy River") and Blackwater ("Blackwater") projects, both in Canada. New Gold's operating mines produce gold with copper and silver by-products at total cash costs and all-in sustaining costs below the industry average. The Corporation believes it has a solid platform to continue to execute its growth strategy, both organically and through value-enhancing accretive acquisitions, to further establish itself as an industry-leading intermediate gold producer.

        The MD&A, the Annual Information Form and documents incorporated by reference herein contain further details regarding the business of the Corporation. See "Documents Incorporated by Reference".

Recent Developments

Rainy River Project Update

        On January 30, 2017, New Gold announced an increase in the expected capital cost to build Rainy River to US$1,292 million (assuming an exchange rate of US$1.00 = C$1.30).

Water and Tailings Management Facilities

        During the course of construction of the water and tailings management facilities at the Rainy River project, deformations were identified at one of the dams associated with such facilities. As a result, work on those facilities was paused in February 2016.

        In August 2016, New Gold recommenced work on the water management facility. In July 2016, New Gold received approval to begin pumping water from the Pinewood river to the storage facility. The Corporation anticipates that as it progresses its construction of the water management facility, it should be able to obtain the permits necessary to steadily increase the amount of water stored in the facility. New Gold plans to have approximately 2.50 to 2.75 million cubic metres of process water stored in the facility at the time of mill start-up.

        In line with best practices in Canada, the Corporation has established an Independent Tailings Review Board ("ITRB"), which is comprised of four independent experts, to provide input with respect to tailings management at New Gold's operations and projects. After receiving feedback from the ITRB and the Ontario Ministry of Natural Resources and Forestry ("MNRF"), New Gold redesigned Rainy River's tailings management facility. The final redesign included the use of flatter slopes, rock toe buttresses and wick drains, and New Gold also implemented enhanced construction management procedures. The Corporation has decided to extend aspects of the redesign across all of the tailings facility. The Corporation received approval to recommence construction of the tailings management facility from MNRF in mid-November 2016, and construction has resumed.

        New Gold continues to work closely with Environment and Climate Change Canada towards obtaining the Schedule 2 Amendment, which is required to close two small creeks and deposit tailings and is targeted to be received in the third quarter of 2017. However, New Gold's redesign of the tailings management facility incorporated a starter tailings cell within the broader facility that does not require a Schedule 2 Amendment. The inclusion of a starter cell is an approach that has been used at other Canadian mining operations. Based on its location and scale, the Corporation expects that the starter cell would provide capacity for approximately six months of tailings. Once the Schedule 2 Amendment is received, New Gold expects that it would need approximately three months, in good construction weather, to complete construction of the tailings dam. In the event the Schedule 2 Amendment is not received on a sufficiently timely basis to allow for the completion of the construction of the broader tailings facility before the starter cell is full, the Corporation would have to consider other alternatives, which may include a slowdown or temporary suspension of operations. See "Risk Factors — Permitting".

Operational Update

        Once in full production, Rainy River's 21,000 tonne per day combined open pit and underground operation is expected to produce an average of 325,000 ounces of gold per year over the first nine years of the mine's life.

        Consistent with the Corporation's continued focus on optimizing the Rainy River mine plan and project economics, New Gold has decided to defer the start of development of the Rainy River underground mine by approximately one year to the second half of 2018. As the initial underground development is estimated to cost approximately US$100 million over a two-year development period, the deferral will better position Rainy River to generate free cash flow once the mine begins production in the third quarter of 2017. Through the optimization of Rainy River's open pit and underground mine plans, the deferral of the underground development is expected to have limited impact on the average annual gold production in years three through eight of the mine plan, when the underground mine is scheduled to reach its targeted 1,500 tonne per day capacity.

        New Gold completed a thorough review of its operating cost estimates at Rainy River in 2016. The Corporation expects the operating expenses and all-in sustaining costs for Rainy River's targeted two months of commercial production in 2017 to be US$905 to US$945 per gold ounce and US$1,200 to US$1,240 per ounce of gold sold, respectively. The Corporation believes the operating expenses and all-in sustaining costs will be above the levels targeted once Rainy River reaches full capacity. The 2017 costs are negatively impacted by lower gold sales resulting from the combination of throughput being lower than design during commissioning and ramp-up and planned lower grade to be processed during the commissioning phase. In addition, the Corporation has budgeted approximately US$12 million, or US$305 per ounce, of sustaining costs during the commercial production period.

        The Corporation is targeting average operating cost per gold ounce sold of US$575 per ounce, total cash costs of US$550 per ounce and all-in sustaining costs of US$710 per ounce, over the first nine years of the mine life. The current operating cost estimates are based on a C$1.30/US$ foreign exchange rate, a US$0.75 per litre diesel price and a C$0.045/KwH power rate.

Management and Personnel Update

        On December 19, 2016, the Corporation announced the appointment of Hannes Portmann as President of the Corporation, the departure of David Schummer as Executive Vice President and Chief Operating Officer of the Corporation and the appointment of Raymond Threlkeld, currently a member of the Corporation's board of directors, as Interim Chief Operating Officer of the Corporation. On January 30, 2017, the Corporation announced that Randall Oliphant was stepping down as Executive Chairman of the Corporation. Mr. Oliphant remains a member of the board of directors of the Corporation. In addition, on January 30, 2017, the Corporation announced that Ian Pearce, then a member of the Corporation's board of directors, was appointed non-Executive Chair of the board of directors of the Corporation, and Mr. Portmann was appointed President and Chief Executive Officer.

        On January 30, 2017, the Corporation also announced that, as a result of development challenges encountered at Rainy River in 2016, the Corporation made several personnel changes at Rainy River to further strengthen the team as the project advances through the final stages of development and transitions into operation in 2017.

Sale of El Morro Gold Stream

        On February 17, 2017, the Corporation sold its gold stream on the El Morro project in Chile to an affiliate of Goldcorp Inc. for US$65 million in cash (the "El Morro Sale Transaction").

New Copper Hedges

        In addition to previously disclosed gold and copper hedges that reduce the Corporation's exposure to these commodities through the first half of 2016, on February 16, 2017, New Gold fixed the price for 43.7 million pounds (19,800 tonnes) of the Corporation's second half 2017 copper production at US$2.73 per pound (US$6,017 per tonne), using swaps settling against the London Metals Exchange average price. The swaps cover 7.3 million pounds of copper (3,300 tonnes) per month from July through December 2017.

USE OF PROCEEDS

        The net proceeds to the Corporation from the sale of the Offered Shares will be approximately US$164,488,320, after giving effect to the exercise in full of the Over-Allotment Option, and after deducting the Underwriters' Fee and the estimated expenses of the Offering of US$1,200,000 which will be paid out of the proceeds of the Offering.

        New Gold intends to use the net proceeds of the Offering primarily to finance the completion of the construction of the Rainy River project. The remaining capital costs at the Rainy River project from January 1, 2017 to the start of commercial production targeted for November 2017 are expected to be US$515 million. Those remaining costs can be broken down as follows:

Description of Expenditure	(in millions US$)
Earthworks, including the water management pond, tailings starter cell and continuing construction of broader tailings management area	155
Process plant, including mechanical, piping, electrical and instrumentation and related procurement and construction management services	150
Pre-commercial production mining activities	105
Owners costs and indirect costs	65
Contingency	40

Total:	515

        The Corporation's cash and cash equivalents balance as of December 31, 2016 of US$185.9 million, and the net proceeds from the El Morro Sale Transaction and the Offering, together with the US$177.9 million available for draw under the Corporation's secured revolving credit facility (the "Credit Facility") as of December 31, 2016, are sufficient to complete construction of the Rainy River project based on current cost estimates. In addition, the Corporation expects to generate positive cash flow from its other operating mines during the construction period. Any remaining net proceeds from the Offering will be used for working capital and other general corporate purposes.

        The Corporation's actual use of the net proceeds may vary depending on the Corporation's operating and capital needs from time to time. There may be circumstances where a reallocation of funds may be necessary or appropriate, as determined by the Corporation in its sole discretion.

        Pending the use of the proceeds in the manner described above, the Corporation may invest all or a portion of the proceeds of the Offering in short-term deposits, including bankers acceptances, and short term, high quality, interest bearing corporate, government-issued and/or government-guaranteed securities. See "Risk Factors — Use of Proceeds".

CONSOLIDATED CAPITALIZATION

        As of December 31, 2016, there were 513,709,132 Common Shares issued and outstanding as well as warrants, options and performance share units which, if exercised or settled in Common Shares (assuming a 100% Achieved Performance for performance share units that may be settled in Common Shares), would result in the issuance of up to an additional 44,992,150 Common Shares. As at March 1, 2017, there were 513,724,132 Common Shares issued and outstanding. Upon completion of the Offering, there will be an aggregate of 575,364,132 Common Shares issued and outstanding (without giving effect to the exercise or settlement of any warrants, options or performance share units). There have been no material changes in the share and loan capital structure of the Corporation since December 31, 2016. See also "Use of Proceeds and "Prior Sales".

PLAN OF DISTRIBUTION

        Pursuant to the Underwriting Agreement, the Corporation has agreed to sell and the Underwriters have severally, and not jointly nor jointly and severally, agreed to purchase, as principals, on the Closing Date, all but not less than all of the Offered Shares at the Offering Price, payable in cash to the Corporation against delivery of the Offered Shares, subject to the conditions contained in the Underwriting Agreement. The obligations of the Underwriters under the Underwriting Agreement are several and not joint, nor joint and several, and may be terminated at their discretion upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement. Pursuant to the Underwriting Agreement, the Underwriters have reserved the right to form a selling group of appropriately registered dealers and brokers, with compensation to be negotiated between the Underwriters and such selling group participants, but at no additional cost to the Corporation.

        The Underwriting Agreement provides that the Corporation will pay to RBC Dominion Securities Inc., on behalf of the Underwriters, the Underwriters' Fee of US$0.112 per Offered Share and Additional Share sold pursuant to the exercise of the Over-Allotment Option, representing 4.0% of the gross proceeds per Offered Share and Additional Share, as the case may be, for their services in connection with the distribution of the Offered Shares and Additional Shares. The Offering Price was determined by negotiations between the Corporation and the Underwriters, with reference to the prevailing market price of the Common Shares. The Corporation has agreed to indemnify the Underwriters, and certain related parties, against certain liabilities, including liabilities under Canadian securities laws. If such indemnity is not available, the Corporation has agreed to contribute to the payment of such liabilities on terms set forth in the Underwriting Agreement.

        The Corporation has granted the Underwriters the Over-Allotment Option, exercisable at any time and from time to time in whole or in part, in the sole discretion of the Underwriters, for a period of up to 30 days from the Closing Date, to purchase up to an additional 15% of the Offered Shares sold pursuant to the Offering, being 8,040,000 Additional Shares, at the Offering Price, to cover over-allotments, if any, and for market stabilization purposes. The Underwriters have notified the Corporation of the exercise by the Underwriters of the Over-Allotment Option in full and, as a result of such exercise, the total Price to the Public, Underwriters' Fee and Net Proceeds to the Corporation (before payment of the expenses of the Offering) will be US$172,592,000, US$6,903,680 and US$165,688,320 respectively. The grant of the Over-Allotment Option and the issuance of the Additional Shares issuable upon exercise of the Over-Allotment Option are hereby qualified for distribution under this prospectus. A purchaser who acquires Common Shares forming part of the Underwriters' over-allocation position acquires such securities under this prospectus regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

        The Corporation has agreed that it will not, for a period of 90 days following the Closing Date, without the prior consent of the Lead Underwriters, such consent not to be unreasonably withheld, directly or indirectly, issue, offer, pledge, sell, contract to sell, contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer lend or dispose of, directly or indirectly, any Common Shares or securities or other financial instruments convertible into or having the right to acquire Common Shares, or enter into any agreement or arrangement under which the Corporation would acquire or transfer to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether such agreement or arrangement may be settled by the delivery of Common Shares or other securities or cash, or agree to become bound to do so, or disclose to the public any intention to do so, subject to certain limited exceptions (including, but not limited to, pursuant to the Corporation's stock option plan, long-term incentive plan or other equity incentive plans, pursuant to rights or obligations under securities, instruments or other agreements outstanding, or, subject to certain limitations, pursuant to property acquisitions or agreements with First Nations or other indigenous groups or any private placement(s) therewith).

        Furthermore, the Corporation has agreed to cause each of its directors and executive officers to execute lock-up agreements, in favour of the Underwriters, pursuant to which they will agree that, for a period of 90 days following the Closing Date, each such director or officer will not, directly or indirectly, offer, sell, contract to sell, transfer, assign, pledge, grant any option to purchase, make any short sale or otherwise dispose of or monetize any Common Shares or other securities of the Corporation held by them, whether now owned directly or indirectly, or under their control or direction, or with respect to which each has a beneficial ownership, or subsequently acquired, directly or indirectly by them, or enter into any transaction or other arrangement that has the effect of transferring all or a portion of the economic consequences associated with the ownership of such securities, or agree to do any of the foregoing or publicly announce any intention to do so, subject to certain limited exceptions (including, but not limited to, tendering securities in any bona fide take-over bid or any merger or business combination of the Corporation, and sales of a portion of the securities issued on exercise of any outstanding stock options set to expire during that period for certain purposes including to pay the exercise price in respect of such options), which in certain cases require the prior written consent of the Lead Underwriters, such consent not to be unreasonably withheld.

        Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. One or more book entry-only certificates representing the Offered Shares will be issued in registered form to CDS or its nominee and deposited with CDS on the applicable closing date. A purchaser of Offered Shares or Additional Shares will receive only a customer confirmation from the registered dealer through which the Offered Shares or Additional Shares are purchased, unless a definitive certificate is required.

        The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made reasonable efforts to sell all of the Offered Shares qualified for distribution by this prospectus at such price, the Offering Price may be decreased, and further changed from time to time to an amount not greater than the Offering Price. The compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Offered Shares is less than the proceeds paid by the Underwriters to the Corporation. The Underwriters shall inform the Corporation if the Offering Price is decreased.

        Pursuant to rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at any time during the period ending on the date the selling process for the Offered Shares ends and all stabilization arrangements relating to the Common Shares are terminated, bid for or purchase Common Shares. The foregoing restrictions are subject to certain exceptions, including (i) a bid for or purchase of Common Shares if the bid or purchase is made through the facilities of the TSX in accordance with the Universal Market Integrity Rules for Canadian Marketplaces of the Investment Industry Regulatory Organization of Canada, (ii) a bid for or purchase on behalf of a client, other than certain prescribed clients, provided that the client's order was not solicited by the Underwriters, or if the client's order was solicited, the solicitation occurred before the period of distribution as prescribed by the rules, (iii) a bid for or purchase to cover a short position entered into prior to the period of distribution as prescribed by the rules, and (iv) transactions in compliance with United States securities law. The Underwriters may rely on such exemptions on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. Subject to applicable laws and in connection with the Offering, the Underwriters may effect transactions in connection with the Offering intended to stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

        It is anticipated that certain members of the Corporation's board of directors and executive management team may participate in the Offering on the same terms as other investors.

        Certain of the Underwriters and their affiliates have performed investment banking, lending, commercial banking and advisory services for the Corporation from time to time for which they have received customary fees and expenses. The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for the Corporation in the ordinary course of their business. See "Relationship Between the Corporation and Certain Underwriters".

        The Offering is being made concurrently in all of the provinces and territories of Canada and in the United States pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. The Offered Shares and the Additional Shares will be offered in the United States and Canada through the Underwriters directly or through their respective broker-dealer affiliates registered in each jurisdiction, as applicable. Offers and sales of Offered Shares outside of Canada and the United States will be made in accordance with applicable laws in such jurisdictions.

        The rules of the SEC may limit the ability of the Underwriters to bid for or purchase Common Shares before the distribution of Offered Shares is completed. However, the Underwriters may engage in the following activities in accordance with these rules:

  •
  Stabilizing transactions that permit bids to purchase Common Shares so long as the stabilizing bids do not exceed a specified maximum;

  •
  Over-allotment transactions that involve sales by the Underwriters of Common Shares in excess of the number of Offered Shares the Underwriters are obligated to purchase, which creates a syndicate short position. The Underwriters may close out any short position by purchasing Common Shares in the open market or by exercising the Over-Allotment Option. Such syndicate short position is part of the Underwriters' over-allocation position, and any purchaser who acquires Common Shares forming part of the Underwriters' over-allotment position acquires such securities under this prospectus regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases; and

  •
  Penalty bids that permit the representatives to reclaim a selling concession from a syndicate member when the Offered Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of the Common Shares, and may cause the price of the Common Shares to be higher than would otherwise exist in the open market absent such stabilizing activities. As a result, the price of the Common Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE MKT, the TSX or otherwise and, if commenced, may be discontinued at any time.

        The Corporation expects that delivery of the Offered Shares will be made against payment therefor on March 10, 2017 which will be six business days following the date of the final prospectus (this settlement cycle being referred to as "T+6"). Under Rule 15c6-1 of the SEC promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Shares prior to the Closing Date will be required, by virtue of the fact that the Offered Shares initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Offered Shares who wish to trade the Offered Shares on the date of the final prospectus or on the next business day should consult their own advisor.

        The Corporation has received conditional approval to list the Offered Shares and the Additional Shares on the TSX. The NYSE MKT has also approved the listing of the Offered Shares and the Additional Shares on the NYSE MKT. Listing will be subject to the Corporation fulfilling all the listing requirements of the TSX on or before May 24, 2017 and all of the listing requirements of the NYSE MKT.

Notice to Prospective Investors in the European Economic Area

        This prospectus has been prepared on the basis that all offers of the Offered Shares will be made pursuant to an exemption under Article 3 of the Prospectus Directive, as implemented in member states of the European Economic Area (the "EEA"), from the requirement to produce a prospectus for offers of the Offered Shares. Accordingly, any person making or intending to make any offer within the EEA of the Offered Shares should only do so in circumstances in which no obligation arises for the Corporation or any of the Underwriters to produce a prospectus for such offer. Neither we nor any Underwriter have authorized, nor do we or they authorize, the making of any offer of the Offered Shares through any financial intermediary, other than offers made by the Underwriters, which constitute the final placement of the Offered Shares contemplated in this prospectus.

        In relation to each Member State of the EEA that has implemented the Prospectus Directive, each Underwriter has represented and agreed, and each further Underwriter appointed under the Offering will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of any Offered Shares which are the subject of the offering contemplated by this prospectus to the public in that Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Offered Shares to the public in that Member State:

  (a)
  at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Underwriters for any such offer; or

  (c)
  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Offered Shares shall result in a requirement for the publication by the Corporation or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Offer Shares to the public" in relation to any Offered Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Shares to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the Member State. Each subscriber for the Offered Shares located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a qualified investor within the meaning of Article 2(1)(e) of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

        This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (United Kingdom), as amended (the "FMSA")) in connection with the issue or sale of any Offered Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

        Each Underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

    Section 21 of the FSMA) received by it in connection with the issue or sale of the Offered Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the Offered Shares has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This prospectus has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this prospectus in Australia:

  (a)
  you confirm and warrant that you are either:

  (i)
  "sophisticated investor" under Section 708(8)(a) or (b) of the Corporations Act;

  (ii)
  a "sophisticated investor" under Section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  (iii)
  a person associated with us under Section 708(12) of the Corporations Act; or

  (b)
  a "professional investor" within the meaning of Section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  (c)
  you warrant and agree that you will not offer any of the shares of our common stock for resale in Australia within 12 months of the shares of our common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under Section 708 of the Corporations Act.

RELATIONSHIP BETWEEN THE CORPORATION AND CERTAIN UNDERWRITERS

        In connection with the Offering, the Corporation may be considered to be a "connected issuer" as defined in NI 33-105 to each of the Connected Underwriters under applicable Canadian securities legislation. Affiliates of the Connected Underwriters (the "Lender Affiliates") are lenders to the Corporation under the Credit Facility. An aggregate of US$100 million is drawn under the Credit Facility, and a further US$124 million of the Credit Facility has been utilized for the issuance of letters of credit (based on Canadian dollar and Australian dollar exchange rates on February 21, 2017). The Corporation is in compliance with the Credit Facility and no breach thereof has been waived by the lenders since its execution. Since the entering into of the Credit Facility, the financial position of the Corporation has changed as disclosed herein and in the Corporation's continuous disclosure filings. Payment and performance of the Corporation's obligations under the Credit Facility are secured by certain charges over real property of the Corporation, share pledges, as well as guarantees by certain subsidiaries of the Corporation. Affiliates of each of the Connected Underwriters are lenders to the Corporation pursuant to the Credit Facility (as defined herein). In addition, affiliates of: (i) each of the Lead Underwriters and TD Securities Inc. are party to certain gold sales agreements with the Corporation; (ii) each of the Connected Underwriters are party to certain gold, copper and fuel hedging agreements with the Corporation; and (iii) each of the Lead Underwriters, J.P. Morgan Securities Canada Inc. and Merrill Lynch Canada Inc. are party to ISDA master agreements with the Corporation. An affiliate of BMO Nesbitt Burns Inc. is also party to an advisory arrangement with the Corporation.

        The decision to distribute the Offered Shares, including the determination of the terms of the Offering, was made through negotiations between the Corporation and the Lead Underwriters, on behalf of the Underwriters. The Lender Affiliates did not have any involvement in such decision or determination.

DESCRIPTION OF COMMON SHARES

        This prospectus is being filed for the purposes of qualifying the distribution of Offered Shares, and the grant of the Over-Allotment Option.

        The Corporation is authorized to issue an unlimited number of Common Shares, of which there were 513,724,132 Common Shares issued and outstanding as of March 1, 2017.

Common Shares

        Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, and to attend and cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Corporation's board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights. The Common Shares do not carry any provisions permitting or restricting the issuance of additional securities or other material restrictions, nor do they contain any provisions requiring a securityholder to contribute additional capital.

Dividend Policy

        To date, New Gold has not paid dividends on its shares. The Corporation currently intends to retain future earnings, if any, for use in its business and does not, at this time, anticipate paying dividends on its shares. Any determination to pay any future dividends will remain at the discretion of the Corporation's board of directors and will be made taking into account its financial condition and other factors deemed relevant by the board. Further, pursuant to the Credit Facility or other debt instruments of the Corporation, the Corporation may, in certain circumstances, be required to obtain consent from the lenders thereto prior to declaring dividends.

PRIOR SALES

Common Shares

        The following table summarizes details of the Common Shares issued by the Corporation during the 12 month period prior to the date of this prospectus.

Date of Issuance	Security	Price per Common Share		Number of Common Shares
March 3, 2016	Common Shares(2)	C$	2.71	6,700
March 15, 2016	Common Shares(1)	C$	4.82	10,000
March 29, 2016	Common Shares(3)	C$	4.79	161,795
April 1, 2016	Common Shares(4)	C$	4.92	1,141
April 5, 2016	Common Shares(3)	C$	4.90	158,163
April 13, 2016	Common Shares(5)	C$	5.35	1,908
April 28, 2016	Common Shares(5)	C$	5.35	3,816
April 29, 2016	Common Shares(5)	C$	5.35	20,988
May 3, 2016	Common Shares(5)	C$	5.35	12,115
May 4, 2016	Common Shares(5)	C$	5.35	667
May 5, 2016	Common Shares(2)	C$	4.78	3,333
May 5, 2016	Common Shares(2)	C$	4.39	30,000
May 6, 2016	Common Shares(5)	C$	5.35	20,591
May 9, 2016	Common Shares(5)	C$	5.35	8,109
May 9, 2016	Common Shares(2)	C$	3.21	25,000

Date of Issuance	Security	Price per Common Share		Number of Common Shares
May 10, 2016	Common Shares(2)	C$	3.21	50,000
May 11, 2016	Common Shares(5)	C$	5.35	6,678
May 11, 2016	Common Shares(2)	C$	3.21	625,000
May 11, 2016	Common Shares(2)	C$	4.78	28,333
May 12, 2016	Common Shares(5)	C$	5.35	1,431
May 13, 2016	Common Shares(5)	C$	5.35	4,102
May 16, 2016	Common Shares(2)	C$	4.78	12,133
May 18, 2016	Common Shares(2)	C$	3.21	200,000
May 19, 2016	Common Shares(5)	C$	5.35	133
May 20, 2016	Common Shares(5)	C$	5.35	3,816
May 20, 2016	Common Shares(2)	C$	4.78	9,133
May 24, 2016	Common Shares(2)	C$	3.21	240,000
June 3, 2016	Common Shares(2)	C$	3.21	300,000
June 6, 2016	Common Shares(2)	C$	3.21	100,000
June 7, 2016	Common Shares(2)	C$	3.21	900,000
June 13, 2016	Common Shares(1)	C$	5.20	4,500
July 4, 2016	Common Shares(4)	C$	6.13	16,192
July 8, 2016	Common Shares(2)	C$	4.78	3,334
August 5, 2016	Common Shares(2)	C$	5.70	22,000
August 5, 2016	Common Shares(2)	C$	4.39	155,000
August 5, 2016	Common Shares(2)	C$	6.33	42,000
August 9, 2016	Common Shares(2)	C$	4.78	4,367
August 9, 2016	Common Shares(2)	C$	6.33	24,466
August 15, 2016	Common Shares(2)	C$	6.33	9,999
August 15, 2016	Common Shares(2)	C$	6.46	50,000
August 15, 2016	Common Shares(2)	C$	4.78	6,566
September 9, 2016	Common Shares(2)	C$	6.33	4,466
October 18, 2016	Common Shares(1)	C$	5.44	2,500
November 9, 2016	Common Shares(2)	C$	4.39	150,000
November 9, 2016	Common Shares(2)	C$	4.78	26,667
November 25, 2016	Common Shares(2)	C$	4.78	18,333
December 14, 2016	Common Shares(2)	C$	4.39	150,000
December 15, 2016	Common Shares(4)	C$	4.47	173,657
December 30, 2016	Common Shares(2)	C$	3.24	21,900
January 18, 2017	Common Shares(2)	C$	4.39	15,000

Note:

(1)
Issued pursuant to property option agreements. Price reported reflects closing price on date of issuance.

(2)
Issued upon exercise of stock options of the Corporation.

(3)
Issued as consideration under a compensation and asset transfer agreement.

(4)
Issued pursuant to the vesting of performance share units under the Corporation's long-term incentive plan. Price reported reflects closing price on date of issuance.

(5)
Issued pursuant to the exercise of warrants of Bayfield Ventures Corp., a company acquired by the Corporation in January 2015.

Stock Options

        The following table summarizes details of the stock options issued by the Corporation during the 12 month period prior to the date of this prospectus.

Date of Issuance	Security	Exercise Price per Security		Number of Securities
May 10, 2016	Stock Options	C$	5.71	344,204
December 29, 2016	Stock Options	C$	4.23	2,331,700

Performance Share Units

        The following table summarizes details of the performance share units granted by the Corporation during the 12 month period prior to the date of this prospectus. Performance share units granted by the Corporation may be satisfied in cash or Common Shares or a combination thereof. For all performance share units granted to date, the number of Common Shares to be issued or the amount of cash to be paid on the entitlement date thereof will vary based on an "Achieved Performance". The Achieved Performance is a percentage from 50% to 150% that is multiplied by the number of performance share units granted to determine the number of Common Shares to be issued and/or the amount of cash to be paid on the entitlement date. Achieved Performance is calculated based on the difference between New Gold's total shareholder return ("TSR") and the TSR of the S&P/TSX Global Gold Index. Cash-only performance share units are not included in the table below.

Date of Issuance	Security	Price per Security(1)		Number of Securities
November 22, 2016	Performance Share Units	C$	5.21	9,650
December 29, 2016	Performance Share Units	C$	4.90	839,800

Note:

(1)
Reflects the closing price of the Common Shares on the date of issuance of the performance share units.

TRADING PRICE AND VOLUME

Common Shares

        The Common Shares are listed and posted for trading on the TSX and the NYSE MKT under the symbol "NGD".

        The following table sets forth information relating to the trading of the Common Shares on the TSX for the 12 month period prior to the date of this prospectus.

Month	High (C$)	Low (C$)	Volume
March 2017(1)	3.93	3.80	1,995,985
February 2017	4.24	3.34	54,849,085
January 2017	5.79	3.11	55,689,073
December 2016	5.25	4.035	36,992,869
November 2016	6.09	4.74	44,333,815
October 2016	5.74	5.04	33,373,741
September 2016	7.32	5.66	53,131,311
August 2016	7.87	6.23	42,486,771
July 2016	6.92	5.59	37,315,338
June 2016	5.86	4.82	39,454,350
May 2016	6.25	4.75	42,714,132
April 2016	5.98	4.73	33,646,575
March 2016	5.38	4.30	46,320,074

Note:

(1)
For March 1, 2017.

        At the close of business on March 1, 2017, the last trading day prior to the date of this prospectus, the price of the Common Shares as quoted by the TSX was C$3.83.

        The following table sets forth information relating to the aggregate trading of the Common Shares on the NYSE MKT and other US marketplaces for the 12 month period prior to the date of this prospectus.

Month	High (US$)	Low (US$)	Volume
March 2017(1)	2.95	2.85	8,269,278
February 2017	3.25	2.56	191,825,604
January 2017	4.41	2.39	154,626,134
December 2016	3.97	3.01	109,412,476
November 2016	4.52	3.50	129,075,860
October 2016	4.37	3.78	100,919,677
September 2016	5.70	4.32	120,444,250
August 2016	6.04	4.76	122,802,270
July 2016	5.305	4.23	96,904,905
June 2016	4.51	3.67	127,480,504
May 2016	4.85	3.70	90,368,156
April 2016	4.775	3.58	90,851,840
March 2016	4.08	3.20	103,928,872

Note:

(1)
For March 1, 2017.

        At the close of business on March 1, 2017, the last trading day prior to the date of this prospectus, the price of the Common Shares as quoted by the NYSE MKT was US$2.88.

Series A Warrants

        The Corporation's Series A warrants (the "Series A Warrants") are listed and posted for trading on the TSX under the symbol "NGD.WT.A". Holders of Series A Warrants are entitled to purchase one Common Share for $15.00 for each Series A Warrant held. The Series A Warrants expire on June 28, 2017. As at March 1, 2017, there were 27,849,865 Series A Warrants outstanding. The following tables set forth information relating to the trading of the Series A Warrants on the TSX for the 12 month period prior to the date of this prospectus.

TSX

Month	High (C$)	Low (C$)	Volume
March 2017(1)	0.015	0.015	3,660
February 2017	0.03	0.005	2,193,067
January 2017	0.055	0.01	1,525,145
December 2016	0.06	0.035	692,830
November 2016	0.095	0.05	406,797
October 2016	0.14	0.075	544,636
September 2016	0.175	0.12	629,109
August 2016	0.22	0.10	2,252,770
July 2016	0.11	0.075	1,614,050
June 2016	0.11	0.08	1,270,874
May 2016	0.095	0.07	1,945,482
April 2016	0.085	0.065	1,544,547
March 2016	0.115	0.06	2,853,481

Note:

(1)
For March 1, 2017.

        At the close of business on March 1, 2017 the last trading day prior to the date of this prospectus, the price of the Series A Warrants as quoted by the TSX was C$0.015.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to persons who acquire, as beneficial owners, Offered Shares pursuant to the Offering and who, for the purposes of the Income Tax Act (Canada) (the "Tax Act") and at all relevant times, hold the Offered Shares as capital property and deal at arm's length, and are not affiliated, with the Corporation ("Holders"). The Offered Shares will generally be considered to be capital property to a Holder thereof unless either the Holder holds such shares in the course of carrying on a business of buying and selling securities or the Holder has acquired such shares in a transaction or transactions considered to be an adventure or concern in the nature of trade.

        This summary is not applicable to a Holder (i) that is a "financial institution" within the meaning of the Tax Act for purposes of the mark-to-market rules, (ii) that is a "specified financial institution" within the meaning of the Tax Act, (iii) an interest in which is or would constitute a "tax shelter investment" within the meaning of the Tax Act, (iv) that reports its Canadian tax results in a currency other than the Canadian currency, or (v) that has entered or will enter into a "derivative forward agreement" as defined in the Tax Act. Such persons should consult their own tax advisors.

        Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and is, or becomes, controlled by a non-resident corporation for purposes of the "foreign affiliate dumping" rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors with respect to the consequences of acquiring Offered Shares.

        This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the "Regulations") and the current administrative policies and assessing practices and policies of the Canada Revenue Agency ("CRA") which have been made publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"). This summary assumes that the Tax Proposals will be enacted as proposed but does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax considerations. No assurances can be given that the Tax Proposals will be enacted as proposed, if at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representation with respect to the Canadian federal income tax consequences to any particular Holder is made. Consequently, prospective Holders are advised to consult their own tax advisors with respect to their particular circumstances. This summary does not address any tax considerations applicable to persons other than Holders and such persons should consult their own tax advisors regarding the consequences of acquiring, holding and disposing of Offered Shares under the Tax Act and any jurisdiction in which they may be subject to tax.

        Subject to certain exceptions that are not discussed in this summary, for the purposes of the Tax Act, all amounts must be determined in Canadian dollars based on the daily noon rate as quoted by the Bank of Canada for the applicable day (or, if such day is on or after March 1, 2017, the single rate quoted by the Bank of Canada for the applicable day) or such other rate of exchange that is acceptable to the CRA.

Residents of Canada

        The following portion of the summary applies to Holders who at all relevant times are resident or deemed to be resident in Canada for the purposes of the Tax Act (a "Resident Holder"). Certain Resident Holders who might not otherwise be considered to hold Offered Shares as capital property may, in certain circumstances, be entitled to have them and all other "Canadian securities" (as defined in the Tax Act) owned by such Resident Holder treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Resident Holders of Offered Shares contemplating making the election permitted by subsection 39(4)

of the Tax Act should consult their own independent tax advisors as such an election would affect the income tax treatment of dispositions by the Resident Holder of other Canadian securities.

Dividends

        In the case of a Resident Holder that is an individual (other than certain trusts), dividends received or deemed to be received on the Offered Shares will be included in computing the Resident Holder's income and will be subject to the normal gross-up and dividend tax credit rules applicable to dividends paid by taxable Canadian corporations under the Tax Act, including the enhanced gross-up and dividend tax credit applicable to any dividend designated by the Corporation as an "eligible dividend" in accordance with the provisions of the Tax Act. There may be limitations on the Corporation's ability to designate dividends as "eligible dividends".

        A Resident Holder that is a corporation will be required to include in computing its income any dividend received or deemed to be received on the Offered Shares and generally will be entitled to deduct an equivalent amount in computing its taxable income. In certain circumstances, section 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard for their own circumstances.

        "Private corporations" (as defined in the Tax Act) and certain other corporations controlled by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts) generally will be liable to pay a refundable tax under Part IV of the Tax Act on dividends to the extent such dividends are deductible in computing the corporation's taxable income.

Dispositions of Offered Shares

        Upon a disposition (or a deemed disposition) of an Offered Share a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such shares, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such share to the Resident Holder. The tax treatment of capital gains and losses is discussed below under the subheading "Capital Gains and Capital Losses".

Capital Gains and Capital Losses

        Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized in the year by such Resident Holder. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following year against taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act.

        The amount of any capital loss realized on the disposition or deemed disposition of an Offered Share by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstances described in the Tax Act. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares.

Minimum Tax

        Capital gains realized and dividends received by a Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to minimum tax under the Tax Act. Such Resident Holders should consult their own tax advisors.

Additional Refundable Tax

        A Resident Holder that is a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains and dividends or deemed dividends not deductible in computing taxable income.

Non-Residents of Canada

        The following portion of the summary applies to Holders who, at all relevant times, for purposes of the Tax Act, are not, and are not deemed to be resident in Canada and do not use or hold, and will not be deemed to use or hold, the Offered Shares in a business carried on in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a Holder that is an insurer that carries on an insurance business in Canada and elsewhere. Such Holders should consult their own tax advisors.

Dividends

        Dividends received or deemed to be received by a Non-Resident Holder on the Offered Shares will be subject to Canadian withholding tax under the Tax Act. The general rate of withholding tax is 25%, although such rate may be reduced under the provisions of an applicable income tax convention between Canada and the Non-Resident Holder's country of residence. Under the Canada-United States Tax Convention (1980) as amended (the "Treaty"), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is a resident of the United States for purposes of the Treaty and entitled to benefits under the Treaty (a "U.S. Holder") is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of the Corporation's voting shares). Non-Resident Holders should consult their own tax advisors.

Dispositions of Offered Shares

        A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of an Offered Share, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Offered Share constitutes "taxable Canadian property" to the Non-Resident Holder thereof at the time of the disposition for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty.

        Provided the Offered Shares are listed on a "designated stock exchange", as defined in the Tax Act (which includes the TSX and NYSE MKT) at the time of disposition, the Offered Shares generally will not constitute taxable Canadian property of a Non-Resident Holder at that time unless, at any time during the 60 month period immediately preceding the disposition, the following two conditions have been met concurrently: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length, partnerships in which the Non-Resident Holder or a person with whom the Non-Resident Holder does not deal at arm's length hold a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the Corporation; and (ii) more than 50% of the fair market value of the shares of the Corporation was derived directly or indirectly from one or any combination of (a) real or immovable property situated in Canada, (b) "Canadian resource properties" (as defined in the Tax Act), (c) "timber resource properties" (as defined in the Tax Act) or (d) an option, an interest or right in such property, whether or not such property exists. Further, Offered Shares may be deemed to be taxable Canadian property to a Non-Resident Holder for purposes of the Tax Act in certain circumstances.

        A Non-Resident Holder's capital gain (or capital loss) in respect of Offered Shares that constitute or are deemed to constitute taxable Canadian property (and are not "treaty-protected property" as defined in the Tax Act) will generally be computed in the manner described above under the headings "Residents of Canada — Dispositions of Offered Shares" and "Capital Gains and Capital Losses".

        Non-Resident Holders whose Offered Shares may be taxable Canadian property should consult their own tax advisors.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes certain U.S. federal income tax considerations generally applicable to U.S. Holders (defined below) under present United States federal income tax laws of an investment in the Offered Shares. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated under the Code (the "Treasury Regulations"), court decisions, and published positions of the Internal Revenue Service ("IRS"), all as in effect on the date of this short form prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect, that could affect the tax considerations described below. This discussion applies only to investors that hold the Offered Shares as "capital assets" within the meaning of Code Section 1221 (i.e., generally, for investment purposes) and that have the U.S. dollar as their functional currency. This discussion does not address any aspect of taxation other than income taxation or any aspect of state, local or non-U.S. taxation.

        The following discussion does not deal with the tax considerations to any particular investor or to persons in special tax situations such as: banks, certain financial institutions, insurance companies, broker dealers, U.S. expatriates and former long-term residents of the United States, traders in securities that elect the mark-to-market method of accounting for their securities, tax-exempt entities, partnerships or other pass-through entities and any owners thereof, regulated investment companies, real estate investment trusts, U.S. Holders whose functional currency is not the U.S. dollar, persons liable for alternative minimum tax, persons holding the Offered Shares as part of a straddle, hedging, conversion or integrated transaction, or persons that actually or constructively own 10% or more of the Corporation's voting stock.

        PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE OFFERED SHARES.

        The discussion below of the U.S. federal income tax considerations to "U.S. Holders" of the Offered Shares will apply to you if you are a beneficial owner of the Offered Shares and you are: a U.S. citizen or individual resident alien for U.S. federal income tax purposes, a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is organized in or under the laws of the United States, any State thereof or the District of Columbia, an estate whose income is subject to U.S. federal income taxation regardless of its source, or a trust that (1) if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If you are a partner in a partnership or other entity treated as a partnership that holds the Offered Shares, your tax treatment will depend on your status and the activities of the partnership. U.S. Holders of the Offered Shares that are partnerships and partners in such partnerships are urged to consult their own tax advisors regarding the U.S. federal income tax considerations of holding the Offered Shares.

Taxation of Dividends and Other Distributions on the Offered Shares

        Subject to the passive foreign investment company ("PFIC") rules discussed below, the gross amount of a distribution paid to a U.S. Holder with respect to the Offered Shares (including amounts withheld to pay Canadian withholding taxes) will be included in such U.S. Holder's gross income as dividend income to the extent that the distribution is paid out of the Corporation's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations. With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends may constitute "qualified dividend income" and, thus, may be taxed at the lower applicable capital gains rate, provided that (1) the Corporation is eligible for the benefits of the United States-Canada income tax treaty or the Offered Shares, with respect to which dividends are paid, are considered readily tradable on an established securities market in the United States; (2) the Corporation is not a PFIC (as discussed below) for either its taxable year in which the dividend is paid or the preceding taxable year; and (3) certain holding period requirements are met. The Corporation expects to be eligible for the benefits of the United States-Canada income tax treaty. Further, U.S. Treasury guidance indicates that the Offered Shares will be considered readily tradable on an established securities market for this purpose; however, there can be no assurance that the Offered Shares will be considered readily tradable on an established securities market in future years. However, if the Corporation is a PFIC, dividends paid to non-corporate U.S. Holders generally will not be eligible for the preferential tax rates applicable to qualified dividend income.

        To the extent that the amount of a distribution exceeds the Corporation's current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. Holder's tax basis in its Offered Shares, and to the extent the amount of the distribution exceeds its tax basis, the excess will be taxed as capital gain. The Corporation does not currently intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, a distribution is expected to be treated as a dividend.

Taxation of Disposition of the Offered Shares

        Subject to the PFIC rules discussed below, a U.S. Holder will recognize gain or loss on any sale, exchange or other taxable disposition of an Offered Share in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and such U.S. Holder's adjusted tax basis in the Offered Share. The gain or loss will generally be capital gain or loss. Non-corporate U.S. Holders, including individual U.S. Holders, that have held the Offered Share for more than one year, are currently eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that a U.S. Holder recognizes will be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

        A non-U.S. corporation is classified as a PFIC if, for any taxable year, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable "look-through rules," either (i) 75% or more of its gross income constitutes "passive income," or (ii) 50% or more of the quarterly average value of its assets is attributable to assets which produce, or are held for the production of, passive income. For this purpose, "passive income" generally includes interest, dividends, rents, royalties, annuities, certain gains from the sale of stock and securities, and certain gains from commodities transactions. The Corporation currently does not believe that it was a PFIC in the preceding taxable year nor does it anticipate that it will be a PFIC in the current taxable year or in the foreseeable future. However, the determination as to whether the Corporation is a PFIC for any taxable year is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Whether the Corporation will be a PFIC for any tax year is a factual determination made on an annual basis and depends on the composition and value of the Corporation's assets and the amount and type of its income over the course of each such tax year, as well as certain factors which are beyond the Corporation's control, including the market price of the Offered Shares. As a result, PFIC status cannot be predicted with certainty as of the date of this short form prospectus. Because of the above described uncertainties, there can be no assurance that the IRS will not challenge the determination made by the Corporation concerning its PFIC status or that it will not be a PFIC for any taxable year.

        If the Corporation were classified as a PFIC in any year a U.S. Holder owns the Offered Shares, certain adverse tax consequences could apply to such U.S. Holder. If the Corporation were classified as a PFIC, a U.S. Holder would be required to report any gain on the disposition of the Offered Shares as ordinary income, rather than as capital gain, and to compute the tax liability on the gain and any "Excess Distribution" (as defined below) received in respect of the Offered Shares as if such items had been earned ratably over each day in the U.S. Holder's holding period (or a portion thereof) for the Offered Shares. The amounts allocated to the taxable year of disposition and to years before the Corporation became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amount. An "Excess Distribution" is the amount by which distributions received by a U.S. Holder during a taxable year on its Offered Shares exceeds 125% of the average amount of distributions in respect thereof received during the three preceding taxable years (or, if shorter, the U.S. Holder's holding period for the Offered Shares). For purposes of these rules, certain gifts and transfers upon death, exchanges pursuant to corporate reorganizations and use of the Offered Shares as security for a loan may be treated as taxable dispositions of the Offered Shares. Certain elections may be available to U.S. Holders that may mitigate some of the adverse consequences resulting from the Corporation's treatment as a PFIC. The Corporation does not intend to provide information to enable U.S. Holders to make a "qualified electing fund" election, which otherwise could allow a U.S. Holder to avoid the PFIC rules. U.S. Holders are urged to consult their own tax advisors regarding the application of PFIC rules to their investments in the Offered Shares and whether to make an election or protective election.

        In any year in which the Corporation is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. A failure to satisfy such reporting requirements may result in penalties and an extension of the time period during which the IRS can assess a tax. U.S. Holders are urged to consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

Foreign Tax Credit

        A U.S. Holder that pays (whether directly or through withholding) Canadian income tax may elect to deduct or credit such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a tax year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose. In addition, this limitation is calculated separately with respect to specific categories of income with the result that credits generated within a specific category of income may only offset income taxes with respect to foreign source income within that same category of income.

        The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under such U.S. Holder's particular circumstances.

Receipt of Foreign Currency

        The U.S. dollar value of any cash distribution made in Canadian dollars to a U.S. Holder will be calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the distribution, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. For U.S. Holders following the accrual method of accounting, the amount realized on a disposition of the Offered Shares for an amount in Canadian dollars will be the U.S. dollar value of this amount on the date of disposition. On the settlement date, such U.S. Holder will recognize U.S.-source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of Offered Shares traded on an established securities market that are sold by a cash method U.S. Holder (or an accrual method U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date for the disposition, and no exchange gain or loss will be recognized at that time. A U.S. Holder will generally have a basis in Canadian dollars equal to their U.S. dollar value on the date of receipt of such distribution, on the date of disposition, or, in the case of cash method U.S. Holders (and accrual method U.S. Holders that so elect), on the date of settlement. Any U.S. Holder that receives payment in Canadian dollars and converts or disposes of the Canadian dollars after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss and that generally will be U.S. source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Additional Tax on Investment Income

        Certain non-corporate U.S. Holders whose income exceeds certain thresholds are subject to a 3.8% tax on the lesser of (A) the "net investment income" for the relevant taxable year, or (B) the excess, if any, of the modified adjusted gross income for the taxable year over a certain threshold. Net investment income includes, among other things, dividends and net gain from disposition of property (other than property held in a trade or business). U.S. Holders are urged to consult their own tax advisors regarding the additional tax on investment income.

Information Reporting and Backup Withholding

        Dividend payments with respect to the Offered Shares and proceeds from the sale, exchange or redemption of the Offered Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. Holders that are required to establish their exempt status must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and timely furnishing any required information.

        U.S. return disclosure obligations (and related penalties for failure to disclose) apply to certain U.S. individuals who hold specified foreign financial assets if the total value of all such assets is more than US$50,000 on the last day of the tax year or more than US$75,000 at any time during the tax year. The definition of specified foreign financial assets may include the Offered Shares. U.S. Holders are urged to consult their own tax advisors regarding the application of these disclosure obligations.

RISK FACTORS

        An investment in securities of the Corporation is highly speculative and involves significant risks due to the nature of its business. Any prospective investor should carefully consider the risk factors set forth below, in the Annual Information Form and in the other documents incorporated by reference herein, and all of the other information contained in this prospectus (including, without limitation, the documents incorporated by reference herein) before purchasing any of the securities distributed under this prospectus. These risk factors could materially affect the Corporation's future operating results and could cause actual events to differ materially from those described in the forward-looking statements relating to the Corporation. The risks described in this prospectus, the Annual Information Form and the other documents incorporated by reference herein are not the only risks facing the Corporation. Additional risks and uncertainties not currently known to the Corporation, or that the Corporation currently deems immaterial, may also materially and adversely affect its business.

Risks Relating to the Corporation

Changes in Metal Prices

        The Corporation's earnings, cash flows and financial condition are subject to risk due to fluctuations in the market price of gold, copper and silver. World gold prices have historically fluctuated widely. World gold prices are affected by numerous factors beyond the Corporation's control, including:

  •
  the strength of the United States economy and the economies of other industrialized and developing nations;

  •
  global or regional political or economic conditions;

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  the relative strength of the United States dollar and other currencies;

  •
  expectations with respect to the rate of inflation;

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  interest rates;

  •
  purchases and sales of gold by central banks and other large holders, including speculators;

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  demand for jewellery containing gold;

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  investment activity, including speculation, in gold as a commodity; and

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  worldwide production.

        The price of gold was US$1,159.10 per ounce as at December 31, 2016, compared to US$1,060 as at December 30, 2015. Future metal price declines could cause continued development of, and commercial production from, the Corporation's properties to be uneconomic. In addition, there is a time lag between the shipment of gold and copper and final pricing, and changes in pricing can significantly impact the Corporation's revenue and working capital position. Depending on the price of gold, copper and silver, the Corporation's cash flow from mining operations may be insufficient to meet its operating needs and capital expenditures, and as a result the Corporation could experience losses and/or may curtail or suspend some or all of its exploration, development, construction and mining activities (including residual leaching) or otherwise revise its mine plans, and exploration, development and construction plans, and could lose its interest in, or be forced to sell, some or all of its properties.

        Reserve calculations and mine plans that are revised using significantly lower gold, silver, copper and other metal prices could result in significant reductions in mineral reserve and mineral resource estimates and revisions in the Corporation's life-of-mine plans, which in turn could result in material write-downs of the Corporation's investments in mining properties and increased depletion, reclamation and closure charges. Depending on the price of gold or other metals, the Corporation may determine that it is impractical to commence or, if commenced, to continue commercial production at a particular site. Metal price fluctuations also create adjustments to the provisional prices of sales made in previous periods that have not yet been subject to final pricing, and these adjustments could have an adverse impact on the Corporation's financial results and financial condition. In addition, cash costs and all-in sustaining costs of gold production are calculated net of by-product credits, and therefore may also be impacted by downward fluctuations in the price of by-product metals. Any of these factors could result in a material adverse effect on the Corporation's results of operations and financial condition.

        In addition to adversely affecting the Corporation's mineral reserve and mineral resource estimates and its financial condition, declining metal prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if a project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays and/or may interrupt operations until the reassessment can be completed, which may have a material adverse effect on the Corporation's results of operations and financial condition.

        From time to time the Corporation engages in commodity hedging transactions intended to reduce the risk associated with fluctuations in commodity prices, but there is no assurance that any such commodity hedging transactions designed to reduce the risk associated with fluctuations in commodity prices will be successful. Hedging may not protect adequately against declines in the price of the hedged commodity. Furthermore, although hedging may protect the Corporation from a decline in the price of the commodity being hedged, it may also prevent the Corporation from benefiting from price increases.

Production Estimates

        Forecasts of future production are estimates based on interpretation and assumptions, and actual production may be less than estimated. Unless otherwise noted, the Corporation's production forecasts are based on full production being achieved at all of its mines. The Corporation's ability to achieve and maintain full production rates at these mines is subject to a number of risks and uncertainties. The Corporation's production estimates are dependent on, among other things, the accuracy of mineral reserve and mineral resource estimates, the accuracy of assumptions regarding ore grades and recovery rates, ground conditions, physical characteristics of ores, such as hardness and the presence or absence of particular metallurgical characteristics, the accuracy of estimated rates and costs of mining and processing, and the receipt and maintenance of permits. The Corporation's actual production may vary from its estimates for a variety of reasons, including, those identified under the heading "Operating Risks" below. The failure of the Corporation to achieve its production estimates could have a material adverse effect on the Corporation's prospects, results of operations and financial condition.

Cost Estimates

        The Corporation prepares estimates of operating costs and/or capital costs for each operation and project. The Corporation's actual costs are dependent on a number of factors, including the exchange rate between the United States dollar and the Canadian dollar, Australian dollar and Mexican peso, smelting and refining charges, penalty elements in concentrates, royalties, the price of gold and by-product metals, the cost of inputs used in mining operations and events that impact production levels.

        New Gold's actual costs may vary from estimates for a variety of reasons, including changing waste-to-ore ratios, ore grade metallurgy, labour and other input costs, commodity prices, general inflationary pressures and currency exchange rates, as well as those risks identified under the heading "Operating Risks" below. Failure to achieve cost estimates or material increases in costs could have an adverse impact on New Gold's future cash flows, profitability, results of operations and financial condition.

Government Regulation

        The mining, processing, development and exploration activities of the Corporation are subject to various laws governing prospecting, development, production, exports, imports, taxes, labour standards and occupational health and safety, mine safety, toxic substances, waste disposal, environmental protection and remediation, protection of endangered and protected species, land use, water use, land claims of local people and other matters. No assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could have a material adverse effect on the Corporation's financial position and results of operations. Amendments to current laws, regulations and permits governing operations or development activities and activities of mining and exploration companies, or the application of existing laws, regulations and permits (including a more stringent or different application), could have a material adverse impact on the Corporation's results of operations or financial position, or could require abandonment or delays in the development of new mining properties or the suspension or curtailment of operations at existing mines. Failure to comply with any applicable laws, regulations or permitting requirements may result in enforcement actions against the Corporation, including orders issued by regulatory or judicial authorities causing operations or development activities to cease or be curtailed or suspended, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions (see also "Permitting" below). Additionally, the Corporation could be forced to compensate those suffering loss or damage by reason of its mining operations or exploration or development activities and could face civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Any such regulatory or judicial action could materially increase the Corporation's operating costs and delay or curtail or otherwise negatively impact the Corporation's operations and other activities.

Permitting

        The Corporation's operations, development projects and exploration activities are subject to receiving and maintaining licenses, permits and approvals, including regulatory relief or amendments, (collectively, "permits") from appropriate governmental authorities. Before any development on any of its properties the Corporation must receive numerous permits, and continued operations at the Corporation's mines is also dependent on maintaining, complying with and renewing required permits or obtaining additional permits.

        New Gold may be unable to obtain on a timely basis or maintain in the future all necessary permits required to explore and develop its properties, commence construction or operation of mining facilities and properties or maintain continued operations. Delays may occur in connection with obtaining necessary renewals of permits for the Corporation's existing operations and activities, additional permits for existing or future operations or activities, or additional permits associated with new legislation. It is possible that previously issued permits may become suspended or revoked for a variety of reasons, including through government or court action. In order to complete construction of the tailings management area ("TMA") for the Rainy River mine, the Corporation requires the Schedule 2 Amendment to close two small creeks and deposit tailings. Available tailings storage is required in order to conduct mining operations at the Rainy River mine. New Gold is constructing a starter cell which would provide capacity for approximately six months of mine waste and does not require a Schedule 2 Amendment. In order to operate the mine after the starter cell is full, construction of the TMA (or, if possible, an alternative storage area) must be complete, which construction will require a Schedule 2 Amendment. If the Schedule 2 Amendment is not obtained in sufficient time to complete such construction before the starter cell is full, New Gold may slow down or suspend operations at the Rainy River mine pending completion of the construction and availability of the TMA (or, if possible, an alternative storage area). There can be no assurance that the Schedule 2 Amendment will be obtained on such timeline or at all. A slow down or suspension of operations at the Rainy River mine could have an adverse impact on the Corporation's financial condition and results of operations.

        In October 2016, the federal and provincial governments entered into a memorandum of understanding regarding the environmental assessment process of the Blackwater project with the Ulkatcho First Nation and the Lhoosk'uz Dené Nation to facilitate government-to-government collaboration in such process. In addition, in April 2015, the provincial government entered into an agreement with the Nadleh Whuten First Nation, Saik'uz First Nation, Stellat'en First Nation and other First Nations included in the Carrier Sekani Tribal Council to facilitate a government-to-government relationship based on collaboration in connection with natural resource development carried on in their traditional territories, including the Blackwater project. New Gold continues to engage indigenous groups who have interests in the Blackwater project area. New Gold anticipates receiving environmental assessment approval for the Blackwater project late in 2017, however, there can be no assurance that such approval will be obtained on such timeline or at all.

        In the past there have been challenges to the Corporation's permits that were temporarily successful as well as delays in the renewal of certain permits or receiving additional required permits. There can be no assurance that the Corporation will receive or continue to hold all permits necessary to develop or continue operating at any particular property or to pursue the Corporation's exploration activities. To the extent that required permits cannot be obtained or maintained, the Corporation may be curtailed or prohibited from continuing its mining operations or from proceeding with planned exploration or development of mineral properties. Even if permits or renewals are available, the terms of such permits may be unattractive to the Corporation and result in the applicable operations or activities being financially unattractive or uneconomic. An inability to obtain or maintain permits or to conduct mining operations pursuant to applicable permits would materially reduce the Corporation's production and cash flow and could undermine its profitability.

Dependence on New Afton Mine

        The Corporation's operations at New Afton in British Columbia accounted for approximately 26% of the Corporation's gold production and 85% of its copper production in 2016 and are expected to account for approximately 18% of the Corporation's gold production and 86% of its copper production in 2017. Also, in 2016, New Afton accounted for approximately 56% of the operating cash flow generated by the Corporation's operating sites. Any adverse condition affecting mining or milling conditions at New Afton could have a material adverse effect on the Corporation's financial performance and results of operations.

        Unless the Corporation acquires or develops other significant gold-producing assets, the Corporation will continue to be dependent on its operations at New Afton for a substantial portion of its cash flow provided by operating activities.

Operating Risks

        Mining operations generally involve a high degree of risk. The Corporation's operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold, copper and silver including unusual and unexpected ground conditions or geologic formations, seismic activity, rock bursts, rock slides, cave-ins, slope or pit wall failures, flooding, fire, metal losses, periodic interruption due to inclement or hazardous weather conditions and other conditions that would impact the drilling and removal of material. Block caving activities, including at the New Afton mine, generally result in surface subsidence. The configuration of subsidence presently occurring above the west cave at the New Afton mine is slightly offset from the original model, which is thought to be driven largely by the weaker rockmass located south of the cave footprint. The subsidence is being monitored and evaluated on an ongoing basis. Surface subsidence or any of the above hazards and risks could result in reduced production, damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. In addition, production may be adversely impacted by operational problems such as a failure of a production hoist, filter press, SAG mill or other equipment, or industrial accidents, as well as other potential issues such as actual ore mined varying from estimates of grade or tonnage, dilution, block cave performance and metallurgical or other characteristics, interruptions in or shortages of electrical power or water, shortages of required inputs, labour shortages or strikes, claims or disagreements with First Nations and other indigenous groups, restrictions or regulations imposed by government agencies or changes in the regulatory environment. The Corporation's milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas, which may result in environmental pollution and consequent liability. In addition, short-term operating factors, such as the need for orderly development of the ore bodies or the processing of new or different ore grades, may cause a mining operation to be unprofitable in any particular accounting period.

        The occurrence of one or more of these events may result in the death of, or personal injury to, employees, other personnel or third parties, the loss of mining equipment, damage to or destruction of mineral properties or production facilities, monetary losses, deferral or unanticipated fluctuations in production, suspension, curtailment or termination of operations, environmental damage and potential legal liabilities, any of which may adversely affect the Corporation's business, reputation, prospects, results of operations and financial condition.

Exploration and Development Risks

        The exploration for and development of mineral deposits involves significant risks, which even a combination of careful evaluation, experience and knowledge cannot eliminate. While the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Once a site with mineralization is discovered, it may take several years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration or development programs planned by the Corporation or any of its partners will result in a profitable commercial mining operation.

        Whether a mineral deposit will be commercially viable depends on a number of factors, including but not limited to: the particular attributes of the deposit, such as accuracy of estimated size, continuity of mineralization, average grade and metallurgical characteristics (see "Uncertainty in the Estimation of Mineral Reserves and Mineral Resources" below); proximity to infrastructure; metal prices, which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Corporation being unable to receive an adequate return on invested capital.

        Development projects are uncertain and capital cost estimates, projected operating costs, production rates, recovery rates, mine life and other operating parameters and economic returns may differ significantly from those estimated for a project. Development projects rely on the accuracy of predicted factors including capital and operating costs, metallurgical recoveries, reserve estimates and future metal prices. In addition, there can be no assurance that gold, silver or copper recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

        The Corporation has two projects currently in the development phase: Rainy River, which is in the construction stage, and Blackwater, which is in the permitting stage. In addition, the Corporation may engage in expansion activities at its operating mines from time to time. Expansion projects, including expansions of facilities and extensions to new ore bodies or new portions of existing ore bodies, can have risks and uncertainties similar to development projects.

        A project is subject to numerous risks during development including, but not limited to, the accuracy of feasibility studies, obtaining and complying with required permits, changes in environmental or other government regulations, securing all necessary surface and land tenure rights, consulting and accommodating First Nations and other indigenous groups and financing risks. In particular, the Corporation is actively engaged in consultation with various First Nations and other indigenous groups in connection with Rainy River and Blackwater. Unforeseen circumstances, including those related to the amount and nature of the mineralization at the development site, technological impediments to extraction and processing, legal challenges or restrictions or governmental intervention, infrastructure limitations, environmental issues, unexpected ground conditions or other unforeseen development challenges, commodity prices, disputes with local communities or other events, could result in one or more of New Gold's planned developments becoming impractical or uneconomic to complete. Any such occurrence could have an adverse impact on New Gold's growth, financial condition and results of operations. There can be no assurance that the development of either of Rainy River or Blackwater will continue in accordance with current expectations or at all. See also "Permitting" above.

Construction Risks

        As a result of the substantial expenditures involved in development projects, developments are prone to material cost overruns versus budget. The capital expenditures and time required to develop new mines are considerable and changes in cost or construction schedules can significantly increase both the time and capital required to build the project.

        Construction costs and timelines can be impacted by a wide variety of factors, many of which are beyond the control of the Corporation. These include, but are not limited to, weather conditions, ground conditions, performance of the mining fleet and availability of appropriate rock and other material required for construction, availability and performance of contractors and suppliers, delivery and installation of equipment, design changes, accuracy of estimates and availability of accommodations for the workforce.

        Project development schedules are also dependent on obtaining the governmental approvals necessary for the operation of a project. The timeline to obtain these government approvals is often beyond the control of the Corporation. A delay in start-up or commercial production would increase capital costs and delay receipt of revenues.

        Rainy River is currently at an advanced construction stage of its development. Given the inherent risks and uncertainties associated with the development of a new mine, there can be no assurance that the construction will continue in accordance with current expectations or at all, or that construction costs will be consistent with the budget, or that the mine will operate as planned.

Risks Related to Start-Up

        The start-up of the Corporation's Rainy River mine is subject to a number of inherent risks, including those described above under "Permitting", "Exploration and Development Risks" and "Construction Risks". The permits, capital expenditures and time required to develop new mines are considerable and changes in cost or construction schedules can significantly increase both the time and capital required to build the project. Further, it is not unusual in the mining industry for new mining operations to experience unexpected problems leading up to and during start-up, including failure of equipment, machinery, the processing circuit or other processes to perform as designed or intended, inadequate water, insufficient ore stock pile or grade, and failure to deliver adequate tonnes of ore to the mill, any of which could result in delays, slowdowns or suspensions and require more capital than anticipated. In addition, mineral reserves and mineral resources projected by the applicable feasibility study and anticipated costs, including, without limitation, operating expenses, cash costs and all-in sustaining costs, anticipated mine life, projected production, anticipated production rates and other projected economic and operating parameters may not be realized, and the level of future metal prices needed to ensure commercial viability may deteriorate. Consequently, there is a risk that the start-up of Rainy River may encounter problems, be subject to delays or have other material adverse consequences for the Corporation.

Financing Risks

        The Corporation's mining, processing, development and exploration activities may require additional external financing. There can be no assurance that additional capital or other types of financing will be available when needed or that, if available, the terms of such financing will be acceptable to the Corporation.

Furthermore, if the Corporation raises additional capital by offering equity securities or securities convertible into equity securities, any additional financing may involve substantial dilution to existing shareholders. Failure to obtain sufficient financing could result in the delay or indefinite postponement of exploration, development, construction or production of any or all of the Corporation's mineral properties. The cost and terms of such financing may significantly reduce the expected benefits from new developments or render such developments uneconomic.

Need for Additional Mineral Reserves and Mineral Resources

        Because mines have limited lives based on proven and probable mineral reserves, the Corporation continually seeks to replace and expand its mineral reserves and mineral resources. The Corporation's ability to maintain or increase its annual production of gold, copper and silver depends in significant part on its ability to find or acquire new mineral reserves and mineral resources and bring new mines into production, and to expand mineral reserves and mineral resources at existing mines. Exploration is inherently speculative. New Gold's exploration projects involve many risks and exploration is frequently unsuccessful. See "Exploration and Development Risks" above. There is a risk that depletion of reserves will not be offset by discoveries or acquisitions. The mineral base of New Gold may decline if reserves are mined without adequate replacement.

Uncertainty in the Estimation of Mineral Reserves and Mineral Resources

        Mineral reserves and mineral resources are estimates only and no assurance can be given that the anticipated tonnages and grades will be achieved, that the indicated level of recovery will be realized or that mineral reserves can be mined or processed profitably. Mineral reserve and mineral resource estimates may be materially affected by environmental, permitting, legal, title, taxation, socio-political, geotechnical factors (such as pit slope angles), marketing and other risks and relevant issues. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources, including many factors beyond the Corporation's control. Such estimation is a subjective process, and the accuracy of any mineral reserve or mineral resource estimate is a function of the quantity and quality of available data, the nature of the ore body and of the assumptions made and judgments used in engineering and geological interpretation. These estimates may require adjustments or downward revisions based upon further exploration or development work, drilling or actual production experience.

        Fluctuations in gold, copper and silver prices, results of drilling, metallurgical testing and production, the evaluation of mine plans after the date of any estimate, permitting requirements or unforeseen technical or operational difficulties may require revision of mineral reserve and mineral resource estimates. Prolonged declines in the market price of gold (or applicable by-product metal prices) may render mineral reserves and mineral resources containing relatively lower grades of mineralization uneconomical to recover and could materially reduce the Corporation's mineral reserves and mineral resources. Mineral resource estimates for properties that have not commenced production or at deposits that have not yet been exploited are based, in most instances, on very limited and widely-spaced drill hole information, which is not necessarily indicative of conditions between and around the drill holes. There may also be outliers in the representative samples that may disproportionally skew the estimates. Accordingly, such mineral resource estimates may require revision as more geologic and drilling information becomes available and as actual production experience is gained. Should reductions in mineral resources or mineral reserves occur, the Corporation may be required to take a material write-down of its investment in mining properties, reduce the carrying value of one or more of its assets or delay or discontinue production or the development of new projects, resulting in reduced net income or increased net losses and reduced cash flow. Mineral resources and mineral reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. In addition, the estimates of mineral resources, mineral reserves and economic projections rely in part on third-party reports and investigations. There is a degree of uncertainty attributable to the calculation and estimation of mineral resources and mineral reserves and corresponding grades being mined and, as a result, the volume and grade of reserves mined and processed and recovery rates may not be the same as currently anticipated. Any material reductions in estimates of mineral reserves and mineral resources, or of the Corporation's ability to extract these mineral reserves and mineral resources, could have a material adverse effect on the Corporation's projects, results of operations and financial condition.

        Mineral resources are not mineral reserves and have a greater degree of uncertainty as to their existence and feasibility. There is no assurance that mineral resources will be upgraded to proven or probable mineral reserves.

Uncertainty Relating to Inferred Mineral Resources

        Inferred mineral resources are not mineral reserves and do not have demonstrated economic viability. Due to the uncertainty which may attach to inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded through further exploration to the measured and indicated resource classification level of confidence necessary for their potential conversion to proven or probable mineral reserves as a result of a pre-feasibility or feasibility level technical study.

Impairment

        On a quarterly basis, the Corporation reviews and evaluates its mining interests for indicators of impairment. In the past, the Corporation has recognized material impairment losses (for example, a US$182 million impairment was recorded in the third quarter of 2015 in relation to the El Morro project). Impairment assessments are conducted at the level of cash-generating units ("CGU"). A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Each operating mine, development and exploration project represents a separate CGU. If an indication of impairment exists, the recoverable amount of the CGU is estimated. An impairment loss is recognized when the carrying amount of the CGU is in excess of its recoverable amount. The assessment for impairment is subjective and requires management to make significant judgments and assumptions in respect of a number of factors, including estimates of production levels, operating costs and capital expenditures reflected in New Gold's life-of-mine plans, the value of in situ ounces, exploration potential and land holdings, as well as economic factors beyond management's control, such as gold, copper and silver prices, discount rates, foreign exchange rates, and observable net asset value multiples. It is possible that the actual fair value could be significantly different than those estimates. In addition, should management's estimate of the future not reflect actual events, further impairment charges may materialize, and the timing and amount of such impairment charges is difficult to predict.

Title Claims and Rights of Indigenous Peoples

        Certain of New Gold's properties may be subject to the rights or the asserted rights of various community stakeholders, including First Nations and other indigenous peoples. The presence of community stakeholders may impact the Corporation's ability to develop or operate its mining properties and its projects or to conduct exploration activities. Accordingly, the Corporation is subject to the risk that one or more groups may oppose the continued operation, further development or new development or exploration of the Corporation's current or future mining properties and projects. Such opposition may be directed through legal or administrative proceedings, or through protests or other campaigns against the Corporation's activities.

        Governments in many jurisdictions must consult with, or require the Corporation to consult with, indigenous peoples with respect to grants of mineral rights and the issuance or amendment of project authorizations. Consultation and other rights of indigenous peoples may require accommodation including undertakings regarding employment, royalty payments and other matters. This may affect the Corporation's ability to acquire within a reasonable time frame effective mineral titles, permits or licenses in these jurisdictions, including in some parts of Canada, the United States, Australia, and Mexico in which title or other rights are claimed by First Nations and other indigenous peoples, and may affect the timetable and costs of development and operation of mineral properties in these jurisdictions. The risk of unforeseen title claims by indigenous peoples also could affect existing operations as well as development projects. These legal requirements may also affect the Corporation's ability to expand or transfer existing operations or to develop new projects.

Acquisition and Integration Risks

        As part of its business strategy, New Gold has sought and will continue to seek new operating, development and exploration opportunities in the mining industry. In pursuit of such opportunities, New Gold may fail to select appropriate acquisition candidates or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel into New Gold. The Corporation cannot assure that it can complete any acquisition or business arrangement that it pursues, or is pursuing, on favourable terms, if at all, or that any acquisition or business arrangement completed will ultimately benefit its business. Such acquisitions may be significant in size, may change the scale of the Corporation's business and may expose the Corporation to new geographic, political, operating, financial or geological risks. Further, any acquisition the Corporation makes will require a significant amount of time and attention of New Gold management, as well as resources that otherwise could be spent on the operation and development of the Corporation's existing business.

        Any future acquisitions would be accompanied by risks, such as a significant decline in the relevant metal price after the Corporation commits to complete an acquisition on certain terms; the quality of the mineral deposit acquired proving to be lower than expected; the difficulty of assimilating the operations and personnel of any acquired companies; the potential disruption of the Corporation's ongoing business; the inability of management to realize anticipated synergies and maximize the Corporation's financial and strategic position; the failure to maintain uniform standards, controls, procedures and policies; the impairment of relationships with employees, customers and contractors as a result of any integration of new management personnel; and the potential for unknown or unanticipated liabilities associated with acquired assets and businesses, including tax, environmental or other liabilities. In addition, the Corporation may need additional capital to finance an acquisition. Debt financing related to any acquisition may expose the Corporation to the risks related to increased leverage, while equity financing may cause existing shareholders to suffer dilution. There can be no assurance that any business or assets acquired in the future will prove to be profitable, that New Gold will be able to integrate the acquired businesses or assets successfully or that it will identify all potential liabilities during the course of due diligence. Any of these factors could have a material adverse effect on the Corporation's business, prospects, results of operations and financial condition.

Environmental Risks

        The Corporation is subject to environmental regulation in Canada, the United States, Australia and Mexico where it operates or has exploration or development activities. In addition, the Corporation will be subject to environmental regulation in any other jurisdictions in which it may operate or have exploration or development properties. These regulations address, among other things, endangered and protected species, emissions, noise, air and water quality standards, land use and reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid, liquid and hazardous waste.

        Environmental legislation is evolving in a manner which will involve, in certain jurisdictions, stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. No certainty exists that future changes in environmental regulation, or the application of such regulations, if any, will not adversely affect the Corporation's operations or development properties or exploration activities. The Corporation cannot give any assurance that, notwithstanding its precautions, breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect its financial condition and results of operations. Environmental hazards may exist on the Corporation's properties which are unknown to management at present and which have been caused by previous owners or operators of the properties. In addition, measures taken to address and mitigate known environmental hazards or risks may not be fully successful, and such hazards or risks may materialize.

        New Gold may also acquire properties with known or undiscovered environmental risks. Any indemnification from the entity from which the Corporation acquires such properties may not be adequate to pay all the fines, penalties and costs (such as clean-up and restoration costs) incurred related to such properties. Some of New Gold's properties have also been used for mining and related operations for many years before the Corporation acquired them and were acquired as is or with assumed environmental liabilities from previous owners or operators. The Corporation has been required to address contamination at its properties in the past and may need to continue to do so in the future, either for existing environmental conditions or for leaks, discharges or contamination that may arise from its ongoing operations or other contingencies. The cost of addressing environmental conditions or risks, and liabilities associated with environmental damage, may be significant, and could have a material adverse effect on the Corporation's business, prospects, results of operations and financial condition. Production at New Gold's mines involves the use of various chemicals, including certain chemicals that are designated as hazardous substances. Contamination from hazardous substances, either at the Corporation's own properties or other locations for which it may be responsible, may subject the Corporation to liability for the investigation or remediation of contamination, as well as for claims seeking to recover for related property damage, personal injury or damage to natural resources. The occurrence of any of these adverse events could have a material adverse effect on the Corporation's prospects, results of operations and financial position.

        Production at certain of the Corporation's mines involves the use of sodium cyanide which is a toxic material. Should sodium cyanide leak or otherwise be discharged from the containment system, the Corporation may become subject to liability for cleanup work that may not be insured, in addition to liability for any damage caused. Such liability could be material.

Insurance and Uninsured Risks

        New Gold's business is subject to a number of risks and hazards generally including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope or wall failures, cave-ins, metallurgical or other processing problems, fires, operational problems, changes in the regulatory environment and natural phenomena, such as inclement weather conditions, floods, hurricanes and earthquakes. Such occurrences could result in damage to mineral properties or production facilities or other property, personal injury or death, environmental damage to the Corporation's properties or the properties of others, delays in mining, monetary losses and possible legal liability.

        Although the Corporation maintains insurance to protect against certain risks in such amounts as it considers reasonable, such insurance will not cover all the potential risks associated with a mining company's operations. The Corporation may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available on acceptable terms or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as loss of title to mineral property, environmental pollution, or other hazards as a result of exploration, development and production is not generally available to the Corporation or to other companies in the mining industry on acceptable terms. New Gold may also become subject to liability for pollution or other hazards which may not be insured against or which the Corporation may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Corporation to incur significant costs that could have a material adverse effect on results of operations and financial condition.

Reclamation Costs

        The Corporation's operations are subject to reclamation plans that establish its obligations to reclaim properties after minerals have been mined from a site. These obligations represent significant future costs for the Corporation. As at December 31, 2016, the total estimated undiscounted reclamation liability for New Gold's operations was approximately US$105.9 million. It may be necessary to revise reclamation concepts and plans, which could increase costs. At the Rainy River project, the ratio of potentially acid generating rock to non-acid generating rock has increased, which may increase closure costs.

        Reclamation bonds or other forms of financial assurance are often required to secure reclamation activities. Governing authorities require companies to periodically recalculate the amount of a reclamation bond and may require bond amounts to be increased. It may be necessary to revise the planned reclamation expenditures and the operating plan for a mine in order to fund an increase to a reclamation bond. In addition, reclamation bonds are generally issued under the Corporation's credit facilities; increases in the amount of reclamation bonds will decrease the amount of the Credit Facility available for other purposes.

        Reclamation bonds may represent only a portion of the total amount of money that will be spent on reclamation over the life of a mine operation. The actual costs of reclamation set out in mine plans are estimates only and may not represent the actual amounts that will be required to complete all reclamation activity. If actual costs are significantly higher than the Corporation's estimates, then its results of operations and financial position could be materially adversely affected.

Foreign Currency Exchange Rates

        New Gold's mineral properties are located in Canada, Australia, the United States and Mexico. As a result, the Corporation has foreign currency exposure with respect to items not denominated in United States dollars. The three main types of foreign exchange risk the Corporation faces are:

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  transaction exposure: New Gold's operations sell commodities and incur costs in different currencies. Specifically, the Corporation's revenues are denominated in United States dollars while most of the Corporation's expenses are currently denominated in Canadian dollars, Australian dollars and Mexican pesos. This creates exposure at the operational level, which may affect its profitability as exchange rates fluctuate. The appreciation of non-United States dollar currencies against the United States dollar can increase the costs of production at New Gold's mines, making those mines less profitable;

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  exposure to currency risk: New Gold is exposed to currency risk through a portion of the following assets and liabilities denominated in currencies other than the United States dollar: cash and cash equivalents, investments, accounts receivable, reclamation deposits, accounts payable and accruals, reclamation and closure cost obligations and long-term debt; and

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  translation exposure: New Gold's functional and reporting currency is United States dollars. Certain of the Corporation's operations have assets and liabilities denominated in currencies other than the United States dollar, with translation foreign exchange gains and losses included in these balances in the determination of profit or loss. Therefore, exchange rate movements in the Canadian dollar, Mexican peso and Australian dollar can have a significant impact on the Corporation's consolidated operating results.

        As a result, fluctuations in currency exchange rates could significantly affect the Corporation's business, financial condition, results of operations and liquidity.

Global Financial Conditions

        Global financial conditions have been subject to continued volatility. Government debt, the risk of sovereign defaults, political instability and wider economic concerns in many countries have been causing significant uncertainties in the markets. Disruptions in the credit and capital markets can have a negative impact on the availability and terms of credit and capital. Uncertainties in these markets could have a material adverse effect on the Corporation's liquidity, ability to raise capital and cost of capital. High levels of volatility and market turmoil could also adversely impact commodity prices, exchange rates and interest rates and have a detrimental effect on the Corporation's business.

Debt and Liquidity Risk

        As at December 31, 2016, the Corporation had long-term debt comprised of two series of notes in an aggregate principal amount of US$800 million. In addition, the Corporation has a US$400 million Credit Facility. Refer to "Consolidated Capitalization" for more details. The Corporation's ability to make scheduled payments of principal and interest on or to refinance its indebtedness depends on the Corporation's future performance, which is subject to economic, financial, competitive and other factors many of which are not under the control of New Gold. The Corporation is exposed to interest rate risk on variable rate debt, if any. Liquidity risk is the risk that the Corporation will not be able to meet its financial obligations as they become due, including, among others, debt repayments, interest payments and contractual commitments.

        The Corporation may not continue to generate cash flow from operations in the future sufficient to service its debt and make necessary or planned capital expenditures. If the Corporation is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as selling assets, borrowing additional funds, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. The Corporation's ability to borrow additional funds or refinance its indebtedness will depend on the capital markets and its financial condition at such time. The Corporation may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on its debt obligations. In addition, if New Gold is unable to maintain its indebtedness and financial ratios at levels acceptable to its credit rating agencies, or should New Gold's business prospects deteriorate, the ratings currently assigned to New Gold by Moody's Investor Services and Standard & Poor's Ratings Services could be downgraded, which could adversely affect the value of New Gold's outstanding securities and existing debt and its ability to obtain new financing on favourable terms, and increase New Gold's borrowing costs.

        If the Corporation's cash flow and other sources of liquidity are not sufficient to continue operations and make necessary and planned capital expenditures, the Corporation may cancel or defer capital expenditures and/or suspend or curtail operations. Such an action may impact production at mining operations and/or the timelines and cost associated with development projects, which could have a material adverse effect on the Corporation's prospects, results of operations and financial condition.

        The terms of the Credit Facility and the Corporation's stream agreement with RGLD Gold AG, a wholly-owned subsidiary of Royal Gold Inc. ("Royal Gold") require the Corporation to satisfy various affirmative and negative covenants and to meet certain financial ratios and tests. On October 4, 2016, the Corporation announced that it increased the size of Credit Facility by US$100 million to US$400 million and extended the increase in the Credit Facility's associated Net Debt to EBITDA covenant ("Leverage Ratio"). Following the amendment, the maximum Leverage Ratio under the Credit Facility is as follows:

Period(s)	Maximum Leverage Ratio
Quarter ending September 30, 2016	4.0: 1.0
Quarters ended December 31, 2016, March 31, 2017 and June 30, 2017	4.5: 1.0
Quarters ending September 30, 2017 and December 31, 2017	4.0: 1.0
Subsequent quarters	3.5: 1.0

        The Leverage Ratio contained in the Corporation's stream agreement with Royal Gold, has also been adjusted to match the revised Leverage Ratios for the periods ending on or before December 31, 2017 noted above.

        In addition, the terms of the Corporation's 7.00% senior notes maturing on April 15, 2020 ("2020 Notes") in the aggregate principal amount of US$300 million and 6.25% senior notes maturing on November 15, 2022 ("2022 Notes") in the aggregate principal amount of US$500 million require the Corporation to satisfy various affirmative and negative covenants. These covenants limit, among other things, the Corporation's ability to incur indebtedness, create certain liens on assets or engage in certain types of transactions. There are no assurances that in the future, the Corporation will not, as a result of these covenants, be limited in its ability to respond to changes in its business or competitive activities or be restricted in its ability to engage in mergers, acquisitions or dispositions of assets. Furthermore, a failure to comply with these covenants, including, in the case of the Credit Facility and stream agreement with Royal Gold, a failure to meet the financial tests or ratios, would likely result in an event of default under the Corporation's outstanding indebtedness and/or the stream agreement and would allow the lenders or noteholders or other contractual counterparty, as the case may be, to accelerate the debt or other obligations, as the case may be.

Taxation

        New Gold has operations and conducts business in a number of different jurisdictions and is accordingly subject to the taxation laws of each such jurisdiction, as well as tax reviews and assessments in the ordinary course. Taxation laws are complex, subject to interpretation and subject to change. Any such changes in taxation law or reviews and assessments could result in higher taxes being payable by the Corporation, which could adversely affect its profitability. Taxes may also adversely affect the Corporation's ability to repatriate earnings and otherwise deploy its assets.

Risks Related to Further Processing

        The Corporation's operations produce concentrate, doré or other products that are not refined metals ("Unrefined Product") and generally require further processing at a smelter and/or a refinery to become marketable metal. Such Unrefined Product contains metals and other elements that require removal, some of which may limit the smelters or brokers who can or will purchase or process the Unrefined Product and the refineries who will process the Unrefined Product, or negatively impact the terms of such purchase or processing arrangements. In addition, treatment and refining charges are subject to fluctuations, which could negatively impact the Corporation's revenue or expenses. There can be no assurance that the Corporation will be able to continue to sell and process its Unrefined Product on reasonable commercial terms or at all.

Availability and Price Inputs

        Disruptions in the supply of products or services required for the Corporation's activities could also adversely affect the Corporation's operations, financial condition and results of operations. In particular, due to the limited number of suppliers of sodium cyanide in each jurisdiction in which the Corporation operates, a delay in supply, a force majeure event or a breach of contract by one of the Corporation's sodium cyanide suppliers could result in delays in processing times which may adversely affect results of operations.

        Mining operations and facilities are intensive users of electricity and carbon-based fuels. The Corporation is subject to price risk for fluctuations in the cost of energy, principally electricity and purchased petroleum products. Energy prices can be affected by numerous factors beyond the Corporation's control, including global and regional supply and demand, political and economic conditions, and applicable regulatory regimes. The prices of various sources of energy may increase significantly from current levels. An increase in energy prices for which the Corporation is not hedged could materially adversely affect its results of operations and financial condition.

        The Corporation's costs are affected by the prices of commodities and other inputs it consumes or uses in its operations, such as lime, sodium cyanide and explosives. The prices of such commodities and inputs are influenced by supply and demand trends affecting the mining industry in general and other factors outside the Corporation's control. Increases in the price for materials consumed in the Corporation's mining and production activities could materially adversely affect the Corporation's results of operations and financial condition.

Infrastructure

        Mining, processing, development and exploration activities depend on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, or community, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Corporation's operations, financial condition and results of operations.

Community Relations and License to Operate

        The Corporation's relationship with the host communities where it operates is critical to ensure the future success of its existing operations and the construction and development of its projects. There is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by such activities. Certain non-governmental organizations ("NGOs"), some of which oppose globalization and resource development, are often vocal critics of the mining industry and its practices, including the use of cyanide and other hazardous substances in processing activities. Adverse publicity generated by such NGOs or others related to extractive industries generally, or New Gold's operations or development activities specifically, could have an adverse effect on the Corporation's reputation. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to the Corporation's overall ability to advance its projects, which could have a material adverse impact on the Corporation's results of operations, financial condition and prospects. While New Gold is committed to operating in a socially responsible manner, there is no guarantee that the Corporation's efforts in this respect will mitigate this potential risk.

Climate Change Risks

        Many governments are moving to enact climate change legislation and treaties at the international, national, state, provincial and local levels. Where legislation already exists, regulations relating to emission levels and energy efficiency are becoming more stringent. Some of the costs associated with meeting more stringent regulations can be offset by increased energy efficiency and technological innovation. However, if the current regulatory trend continues, meeting more stringent regulations is anticipated to result in increased costs.

        In addition, the physical risks of climate change may also have an adverse effect on New Gold's operations. These risks include:

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  Sea level rise: New Gold's operations are not directly threatened by current predictions of sea level rise. All of the Corporation's operations are located inland at elevations from 100 metres to 4,000 metres above sea level. However, changes in sea levels could affect ocean transportation and shipping facilities, which are used to transport supplies, equipment and personnel to the Corporation's operations and products from those operations to world markets.

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  Extreme weather events: Extreme weather events (such as increased frequency or intensity of hurricanes, increased snow pack, prolonged drought) have the potential to disrupt operations at the Corporation's mines. Where appropriate, the Corporation's facilities have developed emergency plans for managing extreme weather conditions; however, extended disruptions to supply lines due to extreme weather could result in production interruptions.

Labour and Employment Matters

        Production at the Corporation's mines and projects is dependent on the efforts of the Corporation's employees and contractors. The Corporation competes with mining and other companies on a global basis to attract and retain employees at all levels with appropriate technical skills and operating experience necessary to operate its mines. The conduct of the Corporation's operations is dependent on access to skilled labour. Access to skilled labour may prove particularly challenging where mining operations are conducted in remote locations. Shortages of suitably qualified personnel could have a material adverse effect on the Corporation's business and results of operations. Relations between the Corporation and its employees may be impacted by changes in the scheme of labour relations, which may be introduced by the relevant governmental authorities in the jurisdictions where the Corporation carries on business. New Gold has approximately 61 employees that belong to a union at CSP which ceased active mining operations in 2016. In addition, the Corporation engages contractors who may have unionized employees. Adverse changes in the schemes of labour relations in different jurisdictions or in the relationship between the Corporation and its employees, or between the Corporation's contractors and their respective employees, may have a material adverse effect on the Corporation's business, results of operations and financial condition.

Litigation and Dispute Resolution

        From time to time New Gold is subject to legal claims, with and without merit. These claims may commence informally and reach a commercial settlement or may progress to a more formal dispute resolution process. The causes of potential future claims cannot be known and may arise from, among other things, business activities, environmental laws, land use, contractor engagements, volatility in stock price or failure to comply with disclosure obligations. In particular, the complex activities and significant expenditures associated with construction activities, such as the construction of Rainy River, may lead to various claims, some of which may be material. Defense and settlement costs may be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation and dispute resolution process, there can be no assurance that the resolution of any particular legal proceeding or dispute will not have a material adverse effect on the Corporation's future cash flows, results of operations or financial condition.

Title Risks

        The acquisition of title to mineral properties is a very detailed and time-consuming process. Title to mineral concessions may be disputed. Although the Corporation believes it has taken reasonable measures to ensure proper title to its properties, there is no guarantee that title to any of such properties will not be challenged or impaired. Third parties may have valid claims underlying portions of the Corporation's interest, including prior unregistered liens, agreements, transfers, royalties or claims, including land claims by First Nations or other indigenous groups, and title may be affected by, among other things, undetected defects. In some cases, title to mineral rights and surface rights has been divided, and the Corporation may hold only surface rights or only mineral rights over a particular property, which can lead to potential conflict with the holder of the other rights. As a result of these issues, the Corporation may be constrained in its ability to operate its properties or unable to enforce its rights with respect to its properties, or the economics of its mineral properties may be impacted. An impairment to or defect in the Corporation's title to its properties or a dispute regarding property or other related rights could have a material adverse effect on the Corporation's business, financial condition or results of operations.

Competition

        New Gold faces strong competition from other mining companies in connection with the identification and acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience and technical capabilities than New Gold. As a result of this competition, the Corporation may be unable to identify, maintain or acquire attractive mining properties on acceptable terms or at all. Consequently, the Corporation's prospects, revenues, operations and financial condition could be materially adversely affected.

Retention of Key Personnel

        The Corporation's business is dependent on retaining the services of a number of key personnel of the appropriate calibre as the business develops. New Gold's success is, and will continue to be to a significant extent, dependent on the expertise and experience of the directors and senior management, and the loss of one or more of such persons could have a material adverse effect on the Corporation. The Corporation does not maintain any key man insurance with respect to any of its officers or directors.

Hedging

        From time to time the Corporation uses or may use certain derivative products to hedge or manage the risks associated with changes in gold prices, silver prices, copper prices, interest rates, foreign currency exchange rates and energy prices. The use of derivative instruments involves certain inherent risks including, among other things: (i) credit risk — the risk of an unexpected loss arising if a counterparty with which the Corporation has entered into transactions fails to meet its contractual obligations; (ii) market liquidity risk — the risk that the Corporation has entered into a derivative position that cannot be closed out quickly, by either liquidating such derivative instrument or by establishing an offsetting position; and (iii) unrealized mark-to-market risk — the risk that, in respect of certain derivative products, an adverse change in market prices for commodities, currencies or interest rates will result in the Corporation incurring an unrealized mark-to-market loss in respect of such derivative products.

        There is no assurance that any hedging program or transactions which may be adopted or utilized by New Gold designed to reduce the risk associated with changes in gold prices, silver prices, copper prices, interest rates, foreign currency exchange rates or energy prices will be successful. Although hedging may protect New Gold from an adverse price change, it may also prevent New Gold from benefiting fully from a positive price change.

Counterparty Risk

        Counterparty risk is the risk to the Corporation that a party to a contract will default on its contractual obligations to the Corporation. The Corporation is exposed to various counterparty risks including, but not limited to: (i) financial institutions that hold the Corporation's cash and short term investments; (ii) companies that have payables to the Corporation, including concentrate and bullion customers; (iii) providers of its risk management services, such as hedging arrangements; (iv) shipping service providers that move the Corporation's material; (iv) the Corporation's insurance providers; and (v) the Corporation's lenders. Although the Corporation makes efforts to limit its counterparty risk, the Corporation cannot effectively operate its business without relying, to a certain extent, on the performance of third party service providers.

Investment Risk

        Investment risk is the risk that a financial instrument's value will deviate from the expected returns as a result of changes in market conditions, whether those changes are caused by factors specific to the individual investment or factors affecting all investments traded in the market. This includes interest rate risk, which is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Other aspects of investment risk include credit risk (the risk of unexpected loss arising if a counterparty with which the Corporation has entered into transactions fails to meet its contractual obligations) and liquidity risk (the risk that the Corporation has entered into an investment that cannot be closed out quickly). Although the factors that affect investment risk are outside the Corporation's control, the Corporation limits investment risk by limiting its investment exposure in terms of total funds to be invested and by being selective of high quality investments.

Disclosure and Internal Controls

        The Corporation may fail to maintain the adequacy of internal control over financial reporting as per the requirements of the U.S. Sarbanes-Oxley Act of 2002 ("SOX"). The Corporation documented and tested its internal control procedures in order to satisfy the requirements of Section 404 of SOX. Both SOX and Canadian legislation require an annual assessment by management of the effectiveness of the Corporation's internal control over financial reporting.

        The Corporation may fail to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time, and the Corporation may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting. The Corporation's failure to satisfy the requirements of Section 404 of SOX and equivalent Canadian legislation on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Corporation's business and negatively impact the trading price of the Common Shares or market value of its other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Corporation's operating results or cause it to fail to meet its reporting obligations.

        The Corporation may fail to maintain the adequacy of its disclosure controls. Disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Corporation in reports filed with securities regulatory agencies is recorded, processed, summarized and reported on a timely basis and is accumulated and communicated to the Corporation's management, as appropriate, to allow timely decisions regarding required disclosure. The Corporation has invested resources to document and analyze its system of disclosure controls and its internal control over financial reporting.

        No evaluation can provide complete assurance that the Corporation's financial and disclosure controls will detect or uncover all failures of persons within the Corporation to disclose material information otherwise required to be reported. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. The effectiveness of the Corporation's controls and procedures could also be limited by simple errors or faulty judgments.

Conflicts of Interest

        Certain of New Gold's directors and officers also serve as directors and/or officers of other companies involved in natural resource exploration and development, and consequently there exists the possibility for such directors and officers to have interests that conflict with the Corporation's interests. Situations may arise in connection with potential investments where the other interests of the Corporation's directors conflict with its interests. As such, conflicts of interest may arise that may influence these persons in evaluating possible acquisitions or in generally acting on the Corporation's behalf, as they may pursue opportunities that would then be unavailable to the Corporation. In the event that the Corporation's directors are subject to conflicts of interest, there may be a material adverse effect on the Corporation's business.

Corruption and Bribery Laws

        The Corporation's operations are governed by, and involve interactions with, many levels of government in numerous countries. The Corporation is required to comply with anti-corruption and anti-bribery laws, including the Criminal Code, the Canadian Corruption of Foreign Public Officials Act and the U.S. Foreign Corrupt Practices Act, as well as similar laws in the countries in which the Corporation conducts its business. In recent years, there has been a general increase in both the frequency of enforcement and the severity of penalties under such laws, resulting in greater scrutiny and punishment to companies convicted of violating anti-corruption and anti-bribery laws. Furthermore, a company may be found liable for violations not only by its employees, but also by its contractors and third party agents. Although the Corporation has adopted steps to mitigate such risks, such measures may not always be effective in ensuring that the Corporation, its employees, contractors and third party agents will comply strictly with such laws. If the Corporation finds itself subject to an enforcement action or is found to be in violation of such laws, this may result in significant penalties, fines and/or sanctions imposed on the Corporation resulting in a material adverse effect on the Corporation's reputation and results of its operations.

Foreign Operations

        The Corporation's mining operations are currently conducted in Canada, the United States and Australia, and the Corporation owns a mine in Mexico, which transitioned from active mining to residual leaching in 2016. The Corporation also has development projects in Canada. As a result of its activities in multiple jurisdictions, the Corporation is exposed to various levels of political, economic and other risks and uncertainties. These risks and uncertainties vary for each country and include, but are not limited to: fluctuations in currency exchange rates; high rates of inflation; labour unrest; environmental controls and permitting; restrictions on the use of land and natural resources; renegotiation or nullification of existing concessions, licenses, permits and contracts; delays in obtaining or the inability to obtain necessary governmental licenses and permits; illegal mining; corruption; higher rate of criminality; unstable or unreliable legal systems; changes in the taxation or royalty regimes; arbitrary changes in laws or policies; restrictions on foreign exchange and repatriation; limitations on exports and imports; changing political conditions, social unrest, currency controls and governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction; and other risks arising out of foreign sovereignty issues.

        Changes, if any, in mining or investment laws or policies or shifts in political attitudes in these countries could adversely affect the Corporation's operations or profitability. Operations may be affected in varying degrees by:

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  government regulations including, but not limited to, restrictions on production, price controls, import or export controls, currency remittance, income taxes and other taxes, royalties, expropriation of property, foreign investment, maintenance of claims, environmental legislation, permit requirements, land use, land claims of local people, water use and mine safety; and

  •
  the lack of certainty with respect to foreign legal systems, which may not be immune from the influence of political pressure, corruption or other factors that are inconsistent with the rule of law.

        Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure could result in loss, reduction or expropriation of entitlements. The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on the Corporation's operations or profitability. Furthermore, in the event of a dispute arising from the Corporation's activities, it may be subject to the exclusive jurisdiction of courts outside of Canada and the United States or may not be successful in subjecting persons to the jurisdiction of courts in Canada and the United States, either of which could unexpectedly and adversely affect the outcome of a dispute.

        The Corporation faces challenges inherent in efficiently managing employees over large geographical distances, including the challenge of staffing and managing operations in several international locations and implementing appropriate systems, policies and compliance programs. These challenges may divert management's attention, to the detriment of the Corporation's operations in Canada. There can be no assurance that difficulties associated with the Corporation's foreign operations can be successfully managed.

Information Systems Security Threats

        New Gold has entered into agreements with third parties for hardware, software, telecommunications and other information technology ("IT") services in connection with its operations. New Gold's operations depend, in part, on how well the Corporation and its suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, hacking, computer viruses, vandalism and theft. The Corporation's operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information systems failures, delays and/or increases in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Corporation's reputation and results of operations.

        Although to date the Corporation has not experienced any material losses relating to cyber attacks or other information security breaches, there can be no assurance that New Gold will not incur such losses in the future. The Corporation's risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber threats continue to evolve, the Corporation may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Risks Relating to the Offering

Volatility in the Market Price of the Corporation's Securities

        The Common Shares are listed on the TSX and NYSE MKT. The per share price of the Common Shares on the TSX fluctuated from a high of C$7.87 to a low of C$3.11 and on the NYSE MKT from a high of US$6.04 to a low of US$2.34 during the twelve month period ending February 1, 2017. There can be no assurance that continual fluctuation in price will not occur.

        Securities of mining companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally, currency fluctuations and market perceptions of the attractiveness of particular industries. Other factors unrelated to the Corporation's performance that may have an effect on the price of the Common Shares include the following: the extent of analytical coverage available to investors concerning the Corporation's business may be limited if investment banks with research capabilities do not continue to follow the Corporation's securities; the lessening in trading volume and general market interest in the Corporation's securities may affect an investor's ability to trade significant numbers of Common Shares; and the size of the Corporation's public float may limit the ability of some institutions to invest in the Corporation's securities. The price of the Common Shares is also likely to be significantly affected by short-term changes in gold, and, to a lesser extent, copper and silver, prices, by the Corporation's financial condition or results of operations as reflected in its quarterly financial statements and by other operational and regulatory matters.

        As a result of any of these factors, the market price of the Common Shares at any given point in time may not accurately reflect New Gold's long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. New Gold may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Significant Sales in Public Markets

        Sales of a substantial number of the Common Shares or other equity-related securities in the public markets by the Corporation could depress the market price of the Common Shares and impair the Corporation's ability to raise capital through the sale of additional equity securities. The Corporation cannot predict the effect that future sales of the Common Shares or other equity-related securities would have on the market price of the Common Shares. The price of the Common Shares could be affected by possible sales of the Common Shares by hedging or arbitrage trading activity which the Corporation expects to occur involving the Common Shares.

Future Sales or Issuances of Equity Securities

        The Corporation may sell additional equity securities in subsequent offerings (including through the sale of convertible debt instruments or other securities convertible into equity securities). The Corporation cannot predict the size of future issuances of equity securities or the size and terms of future issuances of convertible debt instruments or other securities convertible into equity securities or the effect, if any, that future issuances and sales of the Corporation's securities will have on the market price of the Common Shares.

Use of Proceeds

        The Corporation currently intends to allocate the net proceeds received from the Offering as described under "Use of Proceeds". However, management will have discretion in the actual application of the net proceeds, and may elect to allocate net proceeds differently from that described under "Use of Proceeds" if the Corporation believes it would be in the Corporation's best interests to do so. Accordingly, although such allocations are based on the current expectation of management of the Corporation, there may be circumstances where for sound business reasons, a reallocation of funds may be necessary. Shareholders may not agree with the manner in which management chooses to allocate and spend the net proceeds. The failure by management to apply these funds effectively could have a material adverse effect on the Corporation.

Dividends

        To date, the Corporation has not paid dividends on its shares and does not anticipate paying dividends in the immediate future. Any determination to pay any future dividends will remain at the discretion of the Corporation's board of directors and will be made taking into account its financial condition and other factors deemed relevant by the board.

Enforcement of Legal Rights

        The Corporation has certain subsidiaries organized under the laws of foreign jurisdictions and certain of the Corporation's directors, officers and personnel are located outside of Canada. Given that certain assets of the Corporation are located outside of Canada and certain of its directors, officers and personnel are located outside of Canada, investors may have difficulty in effecting service of process within Canada and collecting from or enforcing against the Corporation in respect to such foreign assets, or against the Corporation's directors, officers or personnel, any judgments obtained by the Canadian courts or Canadian securities regulatory authorities and predicated on the civil liability provisions of Canadian securities legislation or otherwise.

Foreign Private Issuer Status

        The Corporation is a "foreign private issuer," as such term is defined in Rule 405 under the U.S. Securities Act, and is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare the Corporation's disclosure documents filed under the Exchange Act in accordance with Canadian disclosure requirements. Under the Exchange Act, the Corporation is subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, the Corporation does not file the same reports that a U.S. domestic issuer would file with the SEC, although it is required to file or furnish to the SEC the continuous disclosure documents that the Corporation is required to file in Canada under Canadian securities laws. In addition, the Corporation's officers, directors, and principal shareholders are exempt from the reporting and "short swing" profit recovery provisions of Section 16 of the

Exchange Act. Therefore, the Corporation's shareholders may not know on as timely a basis when its officers, directors and principal shareholders purchase or sell shares, as the reporting deadlines under the corresponding Canadian insider reporting requirements are longer.

        As a foreign private issuer, the Corporation is exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. The Corporation is also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While the Corporation will comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, the Corporation is not required under the Exchange Act to file annual and quarterly reports with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act.

        In addition, as a foreign private issuer, the Corporation has the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that it discloses the requirements the Corporation is not following and describe the Canadian practices it follows instead. The Corporation currently relies on this exemption with respect to requirements regarding quorum for any meeting of its shareholders and the solicitation of proxies. The Corporation may in the future elect to follow home country practices in Canada with regard to other matters. As a result, the Corporation's shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

INTEREST OF EXPERTS

        The scientific and technical information relating to the Corporation's mineral projects set forth in or incorporated by reference in this short form prospectus has been derived from, and in some instances is an extract from, or is based on the following technical reports. Copies of the technical reports are available electronically on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

  (a)
  The most recent technical report on New Afton that is filed on SEDAR and EDGAR is titled "Technical Report on the New Afton Mine, British Columbia, Canada" dated March 23, 2015 by David W. Rennie, P. Eng, R. Dennis Bergen, P. Eng., and Holger Krutzelmann, P. Eng., for Roscoe Postle Associates Inc.

  (b)
  The most recent technical report on Mesquite that is filed on SEDAR and EDGAR is titled "Technical Report on the Mesquite Mine, Imperial County, California, U.S.A." dated February 28, 2014 by Wayne W. Valliant, P. Geo., Kathleen A. Altman, P.E., Ph.D., and Richard J. Lambert, P.E., P. Eng. for Roscoe Postle Associates, Inc.

  (c)
  The most recent technical report on the Peak Mines that is filed on SEDAR and EDGAR is titled "Technical Report on the Peak Gold Mines, New South Wales, Australia", dated March 25, 2013 by Richard J. Lambert, P.E., P. Eng. and Ian T. Blakely, P. Geo. for Roscoe Postle Associates, Inc.

  (d)
  The most recent technical report on Blackwater that is filed on SEDAR and EDGAR is titled "Blackwater Gold Project, British Columbia, NI 43-101 Technical Report on Feasibility Study", dated January 14, 2014 by Ronald G. Simpson, P. Geo., for GeoSim Services Inc.; Jay Horton, P. Eng. for Norwest Corporation; Bruno Borntraeger, P. Eng., for Knight Piesold Ltd.; and I.A. Lipiec, P. Eng., and Gary Christie, P. Eng., for Amec Foster Wheeler Americas Limited (formerly known as AMEC Americas Limited).

  (e)
  The most recent technical report on Rainy River that is filed SEDAR and EDGAR is titled "Feasibility Study of the Rainy River Project, Ontario, Canada", dated February 14, 2014 and with an effective date of January 16, 2014 by Colin Hardie, P. Eng., David Runnels, Eng., and Patrice Live, Eng., for BBA Inc.; Sheila E. Daniel, M.Sc., P. Geo., David G. Ritchie, P. Eng., and Adam Coulson, PhD., P.Eng., for Amec Foster Wheeler Environment and Infrastructure, a division of Amec Foster Wheeler Americas Limited (formerly known as AMEC Americas Limited); Glen Cole, P. Geo., and Dorota

    El-Rassi, P.Eng., for SRK Consulting (Canada) Inc.; and Colm Keogh, P.Eng., and Mo Molavi, P. Eng., for AMC Mining Consultants (Canada) Ltd.

        The scientific and technical information contained herein and in certain documents incorporated by reference herein has been reviewed and approved by: Mark A. Petersen, Vice President, Exploration of the Corporation; Arshya Qureshi, Co-Founder and Project Manager at LQ Consulting and Management Inc.; Edward Kenny, Senior Metallurgist of the Corporation at the Rainy River project; Binsar Sirait, Director, Mine Engineering of the Corporation; and Peter Marshall, formerly Vice President, Project Development of the Corporation and currently a consultant to the Corporation.

        Mr. Petersen reviewed and approved the scientific and technical information contained in: (i) this prospectus, other than the scientific and technical information regarding (A) the water and tailings management facilities at the Rainy River project set out under the heading "Rainy River Project Update — Water and Tailings Management Facilities", (B) operations at the Rainy River project set out under the heading "Rainy River Project Update — Operational Update", and (C) capital costs at the Rainy River project set out under the heading "Use of Proceeds"; (ii) the Annual Information Form, including the mineral reserve and mineral resource estimates as at December 31, 2015 contained therein; (iii) the MD&A, other than the scientific and technical information relating to the construction and expected operations at the Rainy River project contained therein; (iv) the September 2016 Material Change Report, other than the scientific and technical information relating to construction of the Rainy River project contained therein; and (v) the February 2017 Material Change Report, other than the scientific and technical information regarding capital costs at Rainy River set out under the heading "Projects Update — Rainy River — Capital Expenditures".

        Mr. Qureshi reviewed and approved the scientific and technical information contained in: (i) this prospectus regarding capital costs at the Rainy River project set out under the heading "Use of Proceeds"; and (ii) the February 2017 Material Change Report regarding capital costs at Rainy River set out under the heading "Projects Update — Rainy River — Capital Expenditures".

        Mr. Sirait reviewed and approved the scientific and technical information contained in: (i) this prospectus regarding operations at the Rainy River project under the heading "Rainy River Project Update — Operational Update"; and (ii) the MD&A relating to the construction and expected operations at the Rainy River project.

        Mr. Kenny reviewed and approved the scientific and technical information contained in this prospectus regarding the water and tailings management facilities at the Rainy River project set out under the heading "Rainy River Project Update — Water and Tailings Management Facilities".

        Mr. Marshall reviewed and approved the scientific and technical information contained in the September 2016 Material Change Report relating to the construction of the Rainy River project.

        Mr. Petersen is a SME Registered Member and an AIPG Certified Professional Geologist. Mr. Qureshi is a Professional Engineer registered with the Professional Engineers of Ontario. Mr. Sirait is an Engineer an engineer and a SME Registered Member. Mr. Kenny is a Professional Engineer registered with the Professional Engineers of Ontario. Mr. Marshall is a Professional Engineer and a member of the Association of Professional Engineers and Geoscientists of British Columbia. Messrs. Petersen, Qureshi, Sirait, Kenny and Marshall are each "Qualified Persons" for the purposes of NI 43-101.

        To the Corporation's knowledge, each of the aforementioned firms or persons held less than 1% of the outstanding securities of the Corporation or of any associate or affiliate of the Corporation when they prepared the reports referred to above or following the preparation of such reports. None of the aforementioned firms or persons received any direct or indirect interest in any securities of the Corporation or of any associate or affiliate of the Corporation in connection with the preparation of such reports.

        Based on information provided by the relevant persons, none of the aforementioned firms or persons, nor any directors, officers or employees of such firms, is currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation except for Messrs Petersen, Kenny and Sirait who are currently employees of the Corporation.

        Each of Cassels Brock & Blackwell LLP, Canadian counsel for the Corporation, and Davies Ward Phillips & Vineberg LLP, Canadian counsel for the Underwriters, has provided its opinion on certain matters contained in this prospectus. As of the date hereof, partners and associates of Cassels Brock & Blackwell LLP and Davies Ward Phillips & Vineberg LLP, each as a group, own, directly or indirectly, in the aggregate, less than 1% of the securities of the Corporation.

        Deloitte LLP is the auditor of the Corporation and is independent of the Corporation within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

LEGAL MATTERS

        Certain legal matters in connection with the Offering will be passed upon on behalf of the Corporation by Cassels Brock & Blackwell LLP, as to Canadian legal matters, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, as to United States legal matters. Certain legal matters in connection with the Offering will be passed upon on behalf of the Underwriters by Davies Ward Phillips & Vineberg LLP, as to Canadian legal matters, and Skadden, Arps, Slate, Meagher & Flom LLP, as to United States legal matters.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been, or will be, filed with the SEC as part of the Registration Statement of which this prospectus forms a part: (1) the Underwriting Agreement; (2) the documents listed under "Documents Incorporated by Reference"; (3) the consent of Deloitte LLP; (4) the consent of Cassels Brock & Blackwell LLP; (5) the consent of Davies Ward Phillips & Vineberg LLP; (6) the consents of the "qualified persons" referred to in this prospectus under "Interest of Experts"; and (7) powers of attorney from certain of the Corporation's directors and officers (included in the Registration Statement).

ELIGIBILITY FOR INVESTMENT

        In the opinion of Cassels Brock & Blackwell LLP, Canadian counsel to the Corporation, and Davies Ward Phillips & Vineberg LLP, Canadian counsel to the Underwriters, the Offered Shares, if issued on the date hereof, would be qualified investments under the Tax Act and the regulations thereunder for a trust governed by a registered retirement savings plan ("RRSP"), a registered retirement income fund ("RRIF"), a deferred profit sharing plan, a registered education savings plan, a registered disability savings plan or a tax-free savings account ("TFSA").

        The annuitant under an RRSP or RRIF and the holder of a TFSA, as the case may be, whose RRSP, RRIF or TFSA acquires Offered Shares may be subject to penalty taxes if such Offered Shares are a "prohibited investment" for the RRSP, RRIF or TFSA for purposes of the Tax Act. The Offered Shares generally will not be a prohibited investment for a trust governed by an RRSP, RRIF or TFSA provided the annuitant under the RRSP or RRIF or the holder of the TFSA, as the case may be, deals at arm's length with the Corporation for purposes of the Tax Act and does not have a "significant interest" (within the meaning of subsection 207.01(4) of the Tax Act) in the Corporation. In addition, the Offered Shares will not be a prohibited investment if they are "excluded property", as defined in subsection 207.01(1) of the Tax Act. Prospective investors who intend to hold Offered Shares in an RRSP, RRIF or TFSA should consult their own tax advisors to ensure that the Offered Shares would not be a prohibited investment in their particular circumstances.

 ADDITIONAL INFORMATION

        Mr. Vahan Kololian, a director of the Corporation, was a board member (but had previously resigned from the board) of ClearPoint Business Resources Inc. which filed for voluntary bankruptcy on or about June 23, 2010. Ms. Kay Priestly, a director of the Corporation, was a board member of Stone Energy Corporation, which filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas. On February 28, 2017, Stone Energy Corporation announced the completion of the conditions precedent to emerging from Chapter 11 reorganization, and, accordingly, the Second Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates, dated December 28, 2016, that was confirmed on February 15, 2017 by the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division, became effective on February 28, 2017. As a result of the Plan of Reorganization becoming effective, in accordance with its terms, the previous board of directors of Stone Energy Corporation, of which Ms. Priestly was a member, was replaced by a new board of directors.

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

Indemnification

        The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the "Act").

        Under Section 160(a) of the Act, and subject to Section 163 of the Act, an individual who:

  •
  is or was a director or officer of the Registrant;

  •
  is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant; or

  •
  at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes, except in the definition of "eligible proceeding" and except in sections 163(1)(c) and (d) and 165 of the Act, the heirs and personal or other legal representatives of that individual (collectively, an "eligible party"), may be indemnified by the Registrant against all eligible penalties (as defined herein) to which the eligible party is or may be liable. Section 160(b) of the Act permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding (as defined herein) in respect of that proceeding.

        Under Section 159 of the Act, an "eligible penalty" is defined as a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. An "eligible proceeding" means a proceeding (as defined herein) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

        Under Section 161 of the Act, and subject to Section 163 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

        Under Section 162 of the Act, and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

        Under Section 163(1) of the Act, the Registrant must not indemnify an eligible party under Section 160(a) of the Act, or pay the expenses of an eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

  •
  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

1

  •
  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  •
  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

  •
  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

        Under Section 163(2) of the Act, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must neither indemnify the eligible party under Section 160(a) of the Act in respect of the proceeding, nor pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act in respect of the proceeding.

        Under Section 164 of the Act, despite any other provision of Division 5—Indemnification of Directors and Officers and Payment of Expenses under the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under such Division, the Supreme Court of British Columbia (the "Court") may, on application of the Registrant or an eligible party, may do one or more of the following:

  •
  order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

  •
  order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  •
  order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

  •
  order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

  •
  make any other order the Court considers appropriate.

        The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Court under Section 164 of the Act.

        Under Article 21.2 of the articles of New Gold Inc. (the "Articles"), and subject to the Act, the Registrant must indemnify a director, former director or alternate director of the Registrant and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in Article 21.2 of the Articles.

        Subject to any restrictions in the Act, the Registrant may indemnify any person.

        The failure of a director, alternate director or officer of the Registrant to comply with the Act or the Articles does not invalidate any indemnity to which he or she is entitled under Part 21 of the Articles.

        For the purposes of the Articles, an "eligible penalty" means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. An "eligible proceeding" means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Registrant (an "eligible party") or any of

2

the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Registrant, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. "Expenses" has the meaning set out in the Act.

        Under the Articles, the Registrant may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

  •
  is or was a director, alternate director, officer, employee or agent of the Registrant;

  •
  is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant;

  •
  at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

  •
  at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable

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 FORM F-10

EXHIBITS OF NEW GOLD INC.

        The following exhibits have been filed as part of the Registration Statement:

EXHIBIT NUMBER	DESCRIPTION
3.1	Underwriting Agreement.

4.1	The annual information form of the Registrant dated March 29, 2016 for the year ended December 31, 2015 (incorporated by reference to Exhibit 99.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2015 filed with the Commission on March 30, 2016 (File No. 001-31722)).

4.2	The audited consolidated financial statements of the Registrant as at and for the years ended December 31, 2016 and December 31, 2015, together with the report of the independent registered public accounting firm thereon and the notes thereto (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K for the fiscal year ended December 31, 2016 filed with the Commission on February 16, 2017 (File No. 001-31722)).

4.3	The management's discussion and analysis of results of operations and financial condition of the Registrant for the year ended December 31, 2016 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K for the fiscal year ended December 31, 2016 filed with the Commission on February 16, 2017 (File No. 001-31722)).

4.4	The management information circular of the Registrant dated March 4, 2016 prepared in connection with the annual general meeting of shareholders of the Corporation held on April 27, 2016 (incorporated by reference to Exhibit 99.2 as part of a Form 6-K report filed with the Commission on March 21, 2016 (File No. 001-31722)).

4.5	The material change report of the Registrant dated September 15, 2016 relating to an update on development of Rainy River (incorporated by reference to Exhibit 99.1 as part of a Form 6-K report filed with the Commission on September 15, 2016 (File No. 001-31722)).

4.6	The material change report of the Registrant dated February 1, 2017 relating to 2016 fourth quarter and full-year operating results, an update on the Rainy River project, 2017 guidance and board and management changes (incorporated by reference to Exhibit 99.1 as part of a Form 6-K report filed with the Commission on February 1, 2017 (File No. 001-31722)).

4.7	The material change report of the Registrant dated March 2, 2017 relating to the announcement of the Offering (incorporated by reference to Exhibit 99.1 as part of a Form 6-K report filed with the Commission on March 2, 2017 (File No. 001-31722)).

4.8	Term sheet dated February 22, 2017.

5.1	Consent of Deloitte LLP.

5.2	Consent of Cassels Brock & Blackwell LLP.

5.3	Consent of Davies Ward Phillips & Vineberg LLP.

5.4	Consent of David W. Rennie, P. Eng.

5.5	Consent of R. Dennis Bergen, P. Eng.

5.6	Consent of Holger Krutzelmann, P. Eng.

5.7	Consent of Wayne W. Valliant, P. Geo.

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EXHIBIT NUMBER	DESCRIPTION
5.8	Consent of Kathleen A. Altman, P.E., Ph.D.

5.9	Consent of Richard J. Lambert, P.E., P. Eng. (Mesquite Mine Report and Peak Gold Mines Report).

5.10	Consent of Ian T. Blakely, P. Geo.

5.11	Consent of Ronald G. Simpson, P. Geo.

5.12	Consent of Jay Horton, P. Eng.

5.13	Consent of Bruno Borntraeger, P. Eng.

5.14	Consent of I.A. Lipiec, P. Eng.

5.15	Consent of Gary Christie, P. Eng.

5.16	Consent of Colin Hardie, P. Eng.

5.17	Consent of David Runnels, Eng.

5.18	Consent of Patrice Live, Eng.

5.19	Consent of Sheila E. Daniel, M.Sc., P. Geo.

5.20	Consent of David G. Ritchie, B. Eng., M. Eng., P. Eng.

5.21	Consent of Adam Coulson, PhD., P. Eng.

5.22	Consent of Glen Cole, P. Geo.

5.23	Consent of Dorota El-Rassi, P. Eng.

5.24	Consent of Colm Keogh, P. Eng.

5.25	Consent of Mo Molavi, P. Eng.

5.26	Consent of Arshya Qureshi, Professional Engineer.

5.27	Consent of Mark A. Petersen, SME Registered Member and AIPG Certified Professional Geologist (Vice President, Exploration of the Registrant).

5.28	Binsar Sirait, Engineer and SME Registered Member (Director, Mine Engineering of the Registrant).

5.29	Edward Kenny, Professional Engineer (Senior Metallurgist of the Registrant at the Rainy River project).

5.30	Peter Marshall, Professional Engineer and member of the Association of Professional Engineers and Geoscientists of British Columbia (Vice President, Project Development of the Registrant).

6.1	Powers of Attorney (included in Part III of the initial filing of this Registration Statement filed with the Commission on February 22, 2017).

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 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        A written Appointment of Agent for Service of Process and Undertaking on Form F-X for the Registrant and its agent for service of process was filed concurrently with the initial filing of this Registration Statement.

        Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

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 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on March 2, 2017.

NEW GOLD INC.
By:	/s/ HANNES PORTMANN
	Name:	Hannes Portmann
	Title:	President and Chief Executive Officer

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        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ HANNES PORTMANN Hannes Portmann	President and Chief Executive Officer	March 2, 2017
/s/ BRIAN PENNY Brian Penny	Executive Vice President and Chief Financial Officer	March 2, 2017
* Ian Pearce	Chair of the Board and Director	March 2, 2017
* David Emerson	Director	March 2, 2017
* James Estey	Director	March 2, 2017
* Robert Gallagher	Director	March 2, 2017
* Vahan Kololian	Director	March 2, 2017
* Martyn Konig	Director	March 2, 2017
* Randall Oliphant	Director	March 2, 2017

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Signature	Title	Date

* Kay Priestly	Director	March 2, 2017
* Raymond Threlkeld	Director	March 2, 2017

*By:	/s/ LISA DAMIANI
	Name:	Lisa Damiani
	Title:	Attorney-in-fact

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 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 2 to the Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on March 2, 2017.

CT Corporation System
By:	/s/ JAMES HALPIN
	Name:	James Halpin
	Title:	Assistant Secretary

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 INDEX OF EXHIBITS OF NEW GOLD INC.
TO
FORM F-10

        The following exhibits have been filed as part of the Registration Statement:

EXHIBIT NUMBER	DESCRIPTION
3.1	Underwriting Agreement.

4.1	The annual information form of the Registrant dated March 29, 2016 for the year ended December 31, 2015 (incorporated by reference to Exhibit 99.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2015 filed with the Commission on March 30, 2016 (File No. 001-31722)).

4.2	The audited consolidated financial statements of the Registrant as at and for the years ended December 31, 2016 and December 31, 2015, together with the report of the independent registered public accounting firm thereon and the notes thereto (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K for the fiscal year ended December 31, 2016 filed with the Commission on February 16, 2017 (File No. 001-31722)).

4.3	The management's discussion and analysis of results of operations and financial condition of the Registrant for the year ended December 31, 2016 (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K for the fiscal year ended December 31, 2016 filed with the Commission on February 16, 2017 (File No. 001-31722)).

4.4	The management information circular of the Registrant dated March 4, 2016 prepared in connection with the annual general meeting of shareholders of the Corporation held on April 27, 2016 (incorporated by reference to Exhibit 99.2 as part of a Form 6-K report filed with the Commission on March 21, 2016 (File No. 001-31722)).

4.5	The material change report of the Registrant dated September 15, 2016 relating to an update on development of Rainy River (incorporated by reference to Exhibit 99.1 as part of a Form 6-K report filed with the Commission on September 15, 2016 (File No. 001-31722)).

4.6	The material change report of the Registrant dated February 1, 2017 relating to 2016 fourth quarter and full-year operating results, an update on the Rainy River project, 2017 guidance and board and management changes (incorporated by reference to Exhibit 99.1 as part of a Form 6-K report filed with the Commission on February 1, 2017 (File No. 001-31722)).

4.7	The material change report of the Registrant dated March 2, 2017 relating to the announcement of the Offering (incorporated by reference to Exhibit 99.1 as part of a Form 6-K report filed with the Commission on March 2, 2017 (File No. 001-31722)).

4.8	Term sheet dated February 22, 2017.

5.1	Consent of Deloitte LLP.

5.2	Consent of Cassels Brock & Blackwell LLP.

5.3	Consent of Davies Ward Phillips & Vineberg LLP.

5.4	Consent of David W. Rennie, P. Eng.

5.5	Consent of R. Dennis Bergen, P. Eng.

5.6	Consent of Holger Krutzelmann, P. Eng.

5.7	Consent of Wayne W. Valliant, P. Geo.

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EXHIBIT NUMBER	DESCRIPTION
5.8	Consent of Kathleen A. Altman, P.E., Ph.D.

5.9	Consent of Richard J. Lambert, P.E., P. Eng. (Mesquite Mine Report and Peak Gold Mines Report).

5.10	Consent of Ian T. Blakely, P. Geo.

5.11	Consent of Ronald G. Simpson, P. Geo.

5.12	Consent of Jay Horton, P. Eng.

5.13	Consent of Bruno Borntraeger, P. Eng.

5.14	Consent of I.A. Lipiec, P. Eng.

5.15	Consent of Gary Christie, P. Eng.

5.16	Consent of Colin Hardie, P. Eng.

5.17	Consent of David Runnels, Eng.

5.18	Consent of Patrice Live, Eng.

5.19	Consent of Sheila E. Daniel, M.Sc., P. Geo.

5.20	Consent of David G. Ritchie, B. Eng., M. Eng., P. Eng.

5.21	Consent of Adam Coulson, PhD., P. Eng.

5.22	Consent of Glen Cole, P. Geo.

5.23	Consent of Dorota El-Rassi, P. Eng.

5.24	Consent of Colm Keogh, P. Eng.

5.25	Consent of Mo Molavi, P. Eng.

5.26	Consent of Arshya Qureshi, Professional Engineer.

5.27	Consent of Mark A. Petersen, SME Registered Member and AIPG Certified Professional Geologist (Vice President, Exploration of the Registrant).

5.28	Binsar Sirait, Engineer and SME Registered Member (Director, Mine Engineering of the Registrant).

5.29	Edward Kenny, Professional Engineer (Senior Metallurgist of the Registrant at the Rainy River project).

5.30	Peter Marshall, Professional Engineer and member of the Association of Professional Engineers and Geoscientists of British Columbia (Vice President, Project Development of the Registrant).

6.1	Powers of Attorney (included in Part III of the initial filing of this Registration Statement filed with the Commission on February 22, 2017).

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